Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

the Sellers named herein,

International Lift Systems, L.L.C.

and

Lufkin Industries, Inc.

March 2, 2009

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
1.1	Defined Terms
1.2	References, Construction and Titles
ARTICLE 2 PURCHASE AND SALE
2.1	Agreement to Sell and to Purchase
2.2	Consideration
2.3	Deliveries at Closing
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS
3.1	Organization and Standing
3.2	Authority; Authorization; Enforceability
3.3	No Conflicts or Violations
3.4	Consents and Approvals
3.5	Title to Interests
3.6	Liability for Fees
3.7	Status
3.8	Retained Control
3.9	Litigation
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLERS CONCERNING THE COMPANY
4.1	Organizational Matters; Company Subsidiaries
4.2	Capitalization
4.3	Authority; Authorization; Enforceability
4.4	No Conflicts or Violations
4.5	Consents and Approvals
4.6	Financial Statements
4.7	Absence of Undisclosed Liabilities
4.8	Absence of Certain Changes or Events
4.9	Title to and Condition of Properties
4.10	Intellectual Property
4.11	Licenses, Permits and Governmental Approvals
4.12	Compliance with Law
4.13	Material Contracts
4.14	Labor Matters
4.15	ERISA
4.16	Taxes
4.17	Litigation
4.18	Environmental Matters
4.19	Insurance
4.20	Bank Accounts
4.21	Customers and Suppliers
4.22	FCPA
4.23	Liability for Fees
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF LUFKIN
5.1	Organizational Matters
5.2	Authority; Authorization; Enforceability
5.3	No Conflicts or Violations
5.4	Consents and Approvals
5.5	Liability for Fees
ARTICLE 6 ADDITIONAL AGREEMENTS
6.1	Further Assurances
6.2	Covenant Not to Compete With the Business
6.3	Release
6.4	Tax Matters
6.5	Continuation of Business by Lufkin
6.6	No Public Announcement
6.7	Expenses
6.8	Member Loans
6.9	Inventory
ARTICLE 7 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS
ARTICLE 8 INDEMNIFICATION
8.1	Indemnification by the Sellers
8.2	Indemnification by Lufkin
8.3	Limits on Indemnification
8.4	Offset; Adjustment of Letters of Credit; Payment
8.5	Procedure
8.6	Failure to Pay Indemnification
8.7	Express Negligence
8.8	Exclusive Remedy
8.9	Tax Treatment of Indemnity Payments
ARTICLE 9 MISCELLANEOUS
9.1	Seller Agent
9.2	Notices
9.3	Specific Performance
9.4	Assignment and Successors
9.5	Entire Agreement; Amendment
9.6	Governing Law
9.7	Waiver
9.8	Severability
9.9	No Third-Party Beneficiaries
9.10	Arbitration
9.11	Counterparts

SELLER DISCLOSURE SCHEDULE

Schedule 4.1(a)	Company Foreign Qualifications
Schedule 4.1(b)	Company Subsidiaries, Joint Ventures, Etc.
Schedule 4.2	Company Organizational Documents
Schedule 4.6	Company Financial Statements
Schedule 4.7	Undisclosed Liabilities
Schedule 4.8	Certain Changes or Events
Schedule 4.9(a)	Owned Real Property
Schedule 4.9(b)	Leased Real Property
Schedule 4.9(d)	Sufficiency of Property
Schedule 4.10(a)	Intellectual Property
Schedule 4.10(b)	Intellectual Property Agreements
Schedule 4.10(c)	Infringements
Schedule 4.10(d)	Corporate Names
Schedule 4.11	Licenses, Permits and Governmental Approvals
Schedule 4.12	Compliance with Law
Schedule 4.13(a)	Material Contracts
Schedule 4.13(b)	Validity and Breaches
Schedule 4.13(c)	Enforceability
Schedule 4.15(a)	ERISA
Schedule 4.15(j)	Liability for Taxes Under Benefit Plans
Schedule 4.16(c)	Taxes
Schedule 4.16(d)	Accrual for Taxes
Schedule 4.18	Environmental Matters
Schedule 4.19(a)	Insurance Policies
Schedule 4.19(b)	Insurance Claims
Schedule 4.20	Bank Accounts

ANNEXES

Annex 1	Sellers
Annex 2	Consideration Payable at Closing
Annex 3	Seller Holdback

 [Lufkin will furnish supplementally to the Securities and Exchange Commission a copy of the omitted annexes upon request.]

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 2, 2009, effective March 1, 2009, by and among INTERNATIONAL LIFT SYSTEMS, L.L.C., a Louisiana limited liability company (the “Company”), each of the SELLERS named on Annex 1 hereto (each a “Seller,” and collectively, the “Sellers”) and LUFKIN INDUSTRIES, INC., a Texas corporation (the “Lufkin”).  Each of the Sellers, the Company and Lufkin is sometimes referred to herein as a “Party,” and they are sometimes collectively referred to herein as the “Parties.”

R E C I T A L S :

WHEREAS, the Sellers own 100% of the membership interests in the Company (each an “Interest,” and collectively the “Interests”); and

WHEREAS, each of the Sellers desires to sell his or its Interest to Lufkin, and Lufkin desires to purchase the same, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, as a condition to consummating the transactions contemplated by this Agreement, Lufkin wishes to enter into employment agreements with each of Messrs. Robert Raper, Daniel Fisher, Rickey Seagraves, Jimmy Broussard, Brent Hefner and Wayne Vonfeldt (each an “Officer,” and collectively, the “Officers”);

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the legal sufficiency of which are herby acknowledged, the Parties agree as follows, intending to be legally bound:

ARTICLE 1
DEFINITIONS

1.1 Defined Terms

.  As used in this Agreement, all Annexes and Exhibits hereto and the Seller Disclosure Schedule, capitalized terms shall have the meanings set forth below or set forth in the sections of this Agreement referenced below:

“AAA” has the meaning given such term in Section 9.10(a).

“AAA Rules” has the meaning given such term in Section 9.10(a).

“Acceptable Bank” means any bank or trust company selected by Lufkin that is organized under the laws of, or is a foreign bank that is licensed to do business in, the United States or any state thereof, that has capital, surplus and undivided profits of at least $500,000,000 and that has outstanding unguaranteed and unsecured long-term indebtedness which is rated “A” or better by Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and “A3” or better by Moody’s Investors Service, Inc. (or an equivalent rating by another nationally recognized statistical rating organization of similar standing if neither such corporation is in the business of rating unsecured bank indebtedness).

“Affiliate” means, with respect to any specified Person, any officer, director, Seller or any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.

“Agreement” has the meaning given such term in the preamble of this Agreement.

“Arbitration Notice” has the meaning given such term in Section 9.10(b).

“Arbitrator” has the meaning given such term in Section 9.10(c).

“Arbitrator List” has the meaning given such term in Section 9.10(c).

“Bankruptcy Law” means any applicable federal or state bankruptcy, insolvency, reorganization or other similar law.

“Benefit Plan” means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dependent care, cafeteria, employee assistance, scholarship or other plan, program, arrangement or understanding (whether or not covered under Section 3(3) of ERISA and whether or not legally binding), or any nonqualified deferred compensation plan (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder), maintained in whole or in part, contributed to, or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any present or former officer, employee, director or independent contractor of the Company or any ERISA Affiliate within six years prior to the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by Law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claims” has the meaning given such term in Section 8.5(b).

“Closing” has the meaning given such term in Section 2.1(b).

“Closing Date” has the meaning given such term in Section 2.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given such term in the preamble to this Agreement.

“Company Credit Facility” means the Business Loan Agreement, dated December 20, 2007, entered into between the Company and Capital One, National Association.

“Company Financial Statements” has the meaning given such term in Section 4.6.

“Company Material Adverse Effect” means a Material Adverse Effect on the Company.

“Company Material Contract” has the meaning given such term in Section 4.13(a).

“Company’s Knowledge” means the Knowledge of any Seller.

“Contract” means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Copyrights” has the meaning given such term in Section 4.10(e)(ii).

“Debt Obligation” means any contract, agreement, indenture, note or other instrument relating to the borrowing of money, any capitalized lease obligation, any obligation properly classified as indebtedness or debt under GAAP or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business), and shall specifically include any loans or advances to or from the Sellers or their respective Affiliates.

“Deductible” has the meaning given such term in Section 8.3(b).

“Disputes” has the meaning given such term in Section 9.10(a).

“EBITDA” has the meaning given such term in the employment agreements, dated the Closing Date and effective the Effective Date, between Lufkin and the Officers.

“Effective Date” means March 1, 2009.

“Encumbrances” has the meaning given such term in Section 2.1(a).

“Environmental, Health and Safety Laws” means all Laws relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, or septic systems, (b) emissions of greenhouse gasses, (c) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials, (d) occupational health and safety or (e) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas.

“Environmental Liabilities” means any and all Losses (including remediation, removal, response, abatement, clean-up, investigative and/or monitoring costs and any other related costs and expenses) incurred or imposed (a) pursuant to any agreement, order, notice, requirement, responsibility, directive (including directives embodied in Environmental, Health and Safety Laws), injunction, judgment or similar document (including a settlement) arising out of, in connection with or under Environmental, Health and Safety Laws, or (b) pursuant to any claim by a Governmental Entity or other Person for personal injury, property damage, damage to natural resources, remediation or similar costs or expenses incurred or asserted by such Governmental Entity or Person pursuant to Law and arising out of or in connection with a release, as such term is defined in Environmental, Health and Safety Laws, of Hazardous Materials.

“Environmental Permit” means any permit, license, approval, registration, identification number or other authorization with respect to the Company under any Environmental, Health and Safety Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is required to be aggregated with the Company or any Subsidiary of the Company under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Entity” means any national, state or local government, any subdivision thereof, any arbitrator, court, administrative or regulatory agency, commission, department, board, bureau, body or other government authority or instrumentality, or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Material” means (a) any substance or material that is listed, defined or otherwise designated as a hazardous substance under any Environmental, Health and Safety Law, (b) petroleum and any petroleum product, (c) radioactive material (including any naturally occurring radioactive material), urea formaldehyde, asbestos-containing materials in any form or condition and polychlorinated biphenyls in any form or condition, and (d) any other chemical, pollutant, contaminant, material, substance or waste that is regulated by any Governmental Entity under any Environmental, Health and Safety Law.

“Holdback Amount” has the meaning given such term in Section 2.2(b)(i).

“Holdback Letters of Credit” has the meaning given such term in Section 2.2(b)(i).

“Indemnitee” has the meaning given such term in Section 8.3(e).

“Indemnitor” has the meaning given such term in Section 8.5(a).

“Indemnity Period” has the meaning given such term in Section 8.4(a).

“Initial Letter of Credit Amount” means the initial face amount of the letter of credit issued to each Seller, which amount shall be subject to adjustment as provided herein.

“Insolvency Event” means (a) Lufkin, any Significant Subsidiary of Lufkin or any group of Subsidiaries of Lufkin that, if taken together (as of the date of Lufkin’s most recent audited financial statements), would constitute a Significant Subsidiary of Lufkin, pursuant to or within the meaning of Bankruptcy Law, shall (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) make a general assignment for the benefit of its creditors or (iv) generally fail to pay its debts as they come due, or (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 consecutive days and that (i) is for relief against Lufkin, any Significant Subsidiary of Lufkin or any group of Subsidiaries of Lufkin that, if taken together (as of the date of Lufkin’s most recent audited financial statements), would constitute a Significant Subsidiary of Lufkin, in an involuntary case, (ii) appoints a custodian for Lufkin, any Significant Subsidiary of Lufkin or any group of Subsidiaries of Lufkin that, if taken together (as of the date of Lufkin’s most recent audited financial statements), would constitute a Significant Subsidiary of Lufkin, or for all or substantially all of the property of Lufkin, any Significant Subsidiary of Lufkin or any group of Subsidiaries of Lufkin that, if taken together (as of the date of Lufkin’s most recent audited financial statements), would constitute a Significant Subsidiary of Lufkin or (iii) orders the liquidation of Lufkin, any Significant Subsidiary of Lufkin or any group of Subsidiaries of Lufkin that, if taken together (as of the date of Lufkin’s most recent audited financial statements), would constitute a Significant Subsidiary of Lufkin.

“Intellectual Property” has the meaning given such term in Section 4.10(e).

“Interest” and “Interests” have the meanings given such terms in the recitals to this Agreement.

“Investors” means Messrs. Wayne Whitman, Chris Abide and Larry Rainier, Mrs. Diane Whitman, the DYW 2007 Grantor Retained Annuity Trust and the WPW 2007 Grantor Retained Annuity Trust.

“IRS” means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“Law” means any applicable federal, state, municipal, local or foreign statute, code, law, ordinance, rule, regulation, permit, consent, approval, license, order, judgment, writ, injunction or decree enacted, adopted, issued or promulgated by any Governmental Entity.

“License” and “Licenses” have the meanings given to such terms in Section 4.11.

“Litigation” has the meaning given to such term in Section 3.9.

“LOC Issuer” means the Acceptable Bank that issues the letters of credit for the benefit of the Sellers as described in Section 2.2(b).

“Losses” has the meaning given to such term in Section 8.1(a).

“Lufkin” has the meaning given such term in the preamble to this Agreement.

“Lufkin Indemnitees” has the meaning given such term in Section 8.1(a).

“Lufkin Material Adverse Effect” means a Material Adverse Effect on Lufkin and its subsidiaries, taken as a whole.

“Lufkin Subsidiary” means a consolidated subsidiary of Lufkin.

“Marks” has the meaning given to such term in Section 4.10(e)(iii).

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, operations, assets, properties, prospects or material customer relationships of such Person.

“Member Loans” means those certain loans made to the Company by Wayne Whitman in the principal amount of $4,666,656.77 and by Larry Rainier in the principal amount of $1,330,675.09, in each case plus accrued interest.

“Officer” and “Officers” have the meanings given such terms in the recitals to this Agreement.

“Operating Agreement” means the Operating Agreement of the Company, effective July 7, 2003.

“Party” and “Parties” have the meanings given to such terms in the preamble to this Agreement.

“Patents” has the meaning given such term in Section 4.10(e)(i).

“PBGC” has the meaning given to such term in Section 4.15(c).

“Pension Plans” has the meaning given such term in Section 4.15(a).

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Encumbrances under ERISA); (c)(i) inchoate or unperfected workers’, mechanics or similar liens arising in the ordinary course of business, and (ii) choate and perfected workers’, mechanics or similar liens arising in the ordinary course of business that are being contested in good faith and do not exceed $50,000 in the aggregate at any one time, so long as such Encumbrances attach only to equipment, fixtures and real estate; (d) carrier’s, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities that are not yet due or, if past due, are being contested in good faith and do not exceed $50,000 in the aggregate at any time, so long as such Encumbrances attach only to inventory; (e) zoning restrictions, easements, licenses or other restrictions on the use of any real estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value or marketability of such real estate; and (f) liens under the Company Credit Facility and equipment financing liens incurred in the ordinary course of business consistent with past practice.

“Person” means a natural person, corporation, company, partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, Governmental Entity or other entity or organization.

“Restricted Area” has the meaning given such term in Section 6.2(b).

“Restricted Period” has the meaning given such term in Section 6.2(a).

“Seller” and “Sellers” have the meanings given such terms in the preamble to this Agreement.

“Seller Agent” has the meaning given such term in Section 9.1.

“Seller Disclosure Schedule” means the disclosure schedules of even date herewith delivered to Lufkin by the Sellers.

“Seller Indemnitees” has the meaning given such term in Section 8.2.

“Significant Subsidiary” means any Subsidiary that would be deemed a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by such Person or one or more of its Subsidiaries.

“Tax” and “Taxes” have the meanings given such terms in Section 4.16.

“Tax Contest” has the meaning given such term in Section 6.4(f).

“Tax Returns” has the meaning given such term in Section 4.16.

“Transaction Documents” means (a) this Agreement, (b) the Seller Disclosure Schedules and (c) the other written agreements, documents, instruments and certificates executed pursuant to or in connection with this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, each of the documents to be delivered pursuant to Section 2.3, in each case, as amended, modified or supplemented from time to time.

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.

“Welfare Plans” has the meaning given such term in Section 4.15(a).

1.2 References, Construction and Titles

(a) All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement, unless expressly provided otherwise. Titles appearing at the beginning of any Article, Section, subsection or other subdivision of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or subdivision unless expressly so limited. The words “this Article” and “this Section,” and words of similar import, refer only to the Article or Section hereof in which such words occur.

(b) The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision(s) of this Agreement.

(d) Provisions hereof referring to delivery of documents by one Party to another Party prior to the date hereof shall be deemed to refer to either actual physical delivery of such documents or the making of such documents available for review in a data room or computer based virtual data room at least three Business Days prior to the date hereof.

ARTICLE 2
PURCHASE AND SALE

2.1 Agreement to Sell and to Purchase

(a) On the Closing Date, upon the terms and subject to the conditions contained herein, each Seller shall transfer, sell, assign and convey to Lufkin, and Lufkin shall purchase from each Seller, such Seller’s Interest, free and clear of any pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitation or restrictions of any nature whatsoever (“Encumbrances”).

(b) Subject to the conditions set forth in this Agreement, the closing of such sale and purchase (the “Closing”) shall take place at the offices of Andrews Kurth LLP located at 600 Travis St., Houston, Texas 77002 on the date of the execution hereof or at such other time, date and place as the Parties shall mutually agree upon in writing (the “Closing Date”).  Failure to consummate the transactions contemplated hereby on such date shall not result in a termination of this Agreement or relieve any Party of any obligation hereunder.  Title to, ownership of and control over the Interests shall pass to Lufkin at the Closing.

2.2 Consideration

.  In consideration of the transfer to Lufkin of the Interests, Lufkin shall pay to the Sellers $45,000,000 in cash and to the Investors an additional $5,000,000 in cash, in each case payable as set forth in this Section 2.2.

(a) Consideration Payable at Closing.  At the Closing, Lufkin shall pay to each of the Sellers the amount set forth opposite his or its name in Annex 2 hereto by wire transfer of immediately available funds.

(b) Holdback and Letters of Credit.

(i) The amount set forth for each Seller in the column with the heading “Amount to be Held Back” in Annex 3 hereto shall be held back from each such Seller (each a “Holdback Amount”), and at the Closing, an irrevocable letter of credit issued by an Acceptable Bank in an initial face amount equal to the amount set forth for each Seller in the column with the heading “Initial Letter of Credit Amount” in Annex 3 hereto shall be issued to each such Seller (such letters of credit, the “Holdback Letters of Credit”), it being understood that the Initial Letter of Credit Amount for each Seller shall be equal to the sum of (A) the amount held back from such Seller plus (B) an amount sufficient to pay interest of 4% per year on (1) one-third of such amount for one year, (2) one-third of such amount for two years and (3) one-third of such amount for three years.  Provided the requirements of Section 8.4(a) are met, Lufkin may offset the amount of any Losses for which it may seek indemnification pursuant to Section 8.1 against the Holdback Amounts.  The Initial Letter of Credit Amount shall be subject to adjustment in accordance with the provisions of Sections 2.2(c)(ii) and 8.4(b).

(ii) The obligation of Lufkin to cause the issuance and maintenance of the Holdback Letters of Credit shall terminate upon Lufkin’s payment of the final amounts payable pursuant to Section 2.2(c).

(c) Release of Holdback Amounts.

(i) Release of Holdback Amounts.

(A) No later than the third Business Day following the first anniversary of the Effective Date, Lufkin shall pay to each Seller, by wire transfer of immediately available funds, the sum of (1) the excess, if any, of one-third of his or its Holdback Amount over the sum of (x) the amounts properly used by Lufkin to offset any Losses for which it properly asserted a right to indemnification pursuant to Section 8.1 prior to such first anniversary, if any, plus (y) a reserve for properly estimated Losses arising from or in connection with matters with respect to which Lufkin properly asserted a right to indemnification pursuant to Section 8.1 prior to such first anniversary but that were not resolved as of such first anniversary, if any, plus (2) an amount equal to interest of 4% per year on one-third of his or its Holdback Amount for the period from the Effective Date through and including such payment date (as adjusted for any amounts properly used by Lufkin to offset Losses or establish reserves for Losses for which it properly asserted a right to indemnification pursuant to Section 8.1 prior to such first anniversary).

(B)  No later than the third Business Day following the second anniversary of the Effective Date, Lufkin shall pay to each Seller, by wire transfer of immediately available funds, the sum of (1) the excess, if any, of two-thirds of his or its Holdback Amount over the sum of (x) the amounts properly used by Lufkin to offset any Losses for which it properly asserted a right to indemnification pursuant to Section 8.1 prior to such second anniversary, if any, plus (y) a reserve for properly estimated Losses arising from or in connection with matters with respect to which Lufkin properly asserted a right to indemnification pursuant to Section 8.1 prior to such second anniversary but that were not resolved as of such second anniversary, if any, plus (2) an amount equal to interest of 4% per year on one-third of his or its Holdback Amount for the period from the Effective Date through and including such payment date (as adjusted for any amounts properly used by Lufkin to offset Losses or establish reserves for Losses for which it properly asserted a right to indemnification pursuant to Section 8.1 prior to such second anniversary), less (3) any amount previously paid pursuant to Section 2.2(c)(i)(A).

(C)  No later than the third Business Day following the third anniversary of the Effective Date, Lufkin shall pay to each Seller, by wire transfer of immediately available funds, the sum of (1) the excess, if any, of his or its Holdback Amount over the sum of (x) the amounts properly used by Lufkin to offset any Losses for which it properly asserted a right to indemnification pursuant to Section 8.1 prior to such third anniversary, if any, plus (y) a reserve for properly estimated Losses arising from or in connection with matters with respect to which Lufkin properly asserted a right to indemnification pursuant to Section 8.1 prior to such third anniversary but that were not resolved as of such third anniversary, if any, plus (2) an amount equal to interest of 4% per year on one-third of his or its Holdback Amount for the period from the Effective Date through and including such payment date (as adjusted for any amounts properly used by Lufkin to offset Losses or establish reserves for Losses for which it properly asserted a right to indemnification pursuant to Section 8.1 prior to such third anniversary), less (3) any amount previously paid pursuant to Sections 2.2(c)(i)(A) and 2.2(c)(i)(B).

(D) Amounts held in reserve in excess of the amounts required to offset Losses shall be paid to the Sellers, with interest of 4% per year for the period from the Effective Date through and including the payment date, as soon as practicable following final resolution of the matters with respect to which the Losses are asserted.

(ii) Adjustment of Holdback Letters of Credit Upon Release of Holdback Amounts.  Upon any payment by Lufkin pursuant to Section 2.2(c)(i), Lufkin may, by notice to the LOC Issuer as provided in each Seller’s Holdback Letter of Credit, instruct the LOC Issuer to either (i) cancel each Seller’s existing Holdback Letter of Credit and issue a new Holdback Letter of Credit with a face amount that has been reduced for such payment or (ii) amend each Seller’s existing Holdback Letter of Credit to reduce the face amount of such Holdback Letter of Credit to reflect such payment.

(iii) Draws on Holdback Letters of Credit.  In the event that Lufkin shall fail to pay to any Seller when due any amount due to such Seller as set forth in this Section 2.2(c), such Seller may, by notice to the LOC Issuer as provided in his or its Holdback Letter of Credit, demand payment from the LOC Issuer of such amount.  In the event that an Insolvency Event shall occur, each Seller may, by notice to the LOC Issuer as provided in his or its Holdback Letter of Credit, demand payment of the full face amount of his or its Holdback Letter of Credit.  If any Holdback Letter of Credit with an expiry date occurring prior to the third anniversary of the Effective Date is not renewed or extended by the fifteenth day prior to such expiry date, the applicable Seller may, by notice to the LOC Issuer as provided in his or its Holdback Letter of Credit, demand payment of the full face amount of his or its Holdback Letter of Credit.  Lufkin may substitute for any existing Holdback Letter of Credit a new Holdback Letter of Credit of equal face amount issued by any Acceptable Bank.  Lufkin shall have no obligation to reinstate any amounts drawn under any Holdback Letter of Credit.

2.3 Deliveries at Closing

.  At Closing:

(a) Each Seller shall deliver the following to Lufkin:

(i) an irrevocable membership interest transfer power with respect to his or its Interest and such additional instruments of transfer of such Interest as Lufkin may reasonably request to vest in Lufkin all the right, title and interest in and to such Interest;

(ii) all other instruments and documents as may be reasonably required to consummate the transactions contemplated hereby; and

(iii) a certificate of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b).

(b) Each Officer shall deliver his duly executed employment agreement to Lufkin.

(c) The Sellers, collectively, shall deliver the following to Lufkin:

(i) a copy of each consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Entity or any other Person necessary for the consummation of the transactions contemplated by this Agreement;

(ii) a written instrument from McGladrey Capital Markets LLC acknowledging its receipt of any and all fees and commissions payable to it by the Sellers or the Company with respect to the transaction;

(iii) a written instrument from the holders of the Member Loans acknowledging repayment of such Member Loans;

(iv) written instruments (A) certifying the compliance by the Sellers with the requirements of the section of the Operating Agreement entitled “Withdrawal of Membership and Transfer of Ownership” and (B) evidencing the waiver by the Company and the Sellers of their respective rights to purchase the Interests set forth in such section of the Operating Agreement;

(v) copies of all documents and instruments, duly executed by the Company, necessary to lift and/or release any Encumbrances relating to the Company Credit Agreement; and

(vi) certificates issued by appropriate Governmental Entities evidencing (A) the due organization, valid existence and good standing of the Company, as of a date not more than five calendar days prior to the Closing Date, in its jurisdiction of organization and (B) the due registration or qualification of the Company as a foreign limited liability company, as of a date not more than five calendar days prior to the Closing Date, or such longer period as is reasonably practicable under the circumstances, in each of the other jurisdictions specified in Schedule 4.1(a) hereto.

(d) Lufkin shall deliver:

(i) to each Seller, by wire transfer of immediately available funds, the amount set forth opposite such Seller’s name in Annex 2 hereto;

(ii) to each Seller a Holdback Letter of Credit in the amount set forth for such Seller in the column with the heading “Initial Letter of Credit Amount” in Annex 3 hereto;

(iii) to each Officer his employment agreement, duly executed by Lufkin.

(iv) to the Sellers a copy of each consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Entity or any other Person necessary for the consummation of the transactions contemplated by this Agreement;

(v) to the Sellers a certificate issued by the appropriate Governmental Entity evidencing its due organization, valid existence and good standing, as of a date not more than five calendar days prior to the Closing Date, in the State of Texas;

(vi) to the Sellers a certified copy of resolutions of the board of directors of Lufkin approving this Agreement and the transactions contemplated hereby in a form reasonably acceptable to the Sellers;

(vii) to the Sellers all other instruments and documents as may be reasonably required to consummate the transactions contemplated hereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, severally and not jointly, as to himself only and not as to any other Seller, hereby represents and warrants to Lufkin as follows:

3.1 Organization and Standing

.  If the Seller is not a natural person, the Seller is duly organized, validly existing and in good standing under the laws of the state of its organization and in such other jurisdictions as may be necessary for the consummation of the transactions contemplated by this Agreement.

3.2 Authority; Authorization; Enforceability

.  The Seller has all requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform his or its obligations hereunder.  If the Seller is not a natural person, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of its obligations hereunder have been duly and validly authorized by such Seller’s board of directors or similar body, the board of directors of such Seller’s general partner or such Seller’s established trust procedures, as the case may be, and no other proceeding on the part, or on behalf, of such Seller is necessary for such execution, delivery, consummation and performance.  This Agreement has been duly authorized, executed and delivered by the Seller, and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally or by general equitable principles.

3.3 No Conflicts or Violations

.  The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not and will not (a) if the Seller is not a natural person, violate or conflict with any provision of the articles of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, partnership agreement or other organizational documents of the Seller; (b) violate any Law applicable to the Seller; or (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under, impair the Seller’s rights under, result in the termination of or in a right of termination or cancellation of, or cause any obligation, penalty or premium to accelerate, arise or accrue under any contract, lease, credit or loan agreement, mortgage, security agreement, indenture or other agreement or instrument to which the Seller is a party or by which the Seller is bound.

3.4 Consents and Approvals

.  No consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Entity or any other Person (on the part of the Seller) is required for the Seller to execute and deliver this Agreement, perform his or its obligations hereunder or consummated the transactions contemplated hereby, except for such consents, approvals, waivers or authorizations as have been obtained or such filings, registrations or qualifications as have been accepted as of the date hereof.

3.5 Title to Interests

. The Seller owns, of record and beneficially, the Interest shown next to his or its name on Annex 1 hereto free and clear of any Encumbrances.  The Seller has the full power and legal right to cause such Interest to be sold, assigned, transferred and conveyed to Lufkin, and at Closing, Lufkin will acquire good and indefeasible title to such Interest free and clear of any and all Encumbrances.

3.6 Liability for Fees

.  Other than with respect to McGladrey Capital Markets LLC (the fees of which shall be paid by the Sellers and not by the Company or Lufkin), the Seller has not employed or retained any investment banker, broker, agent, finder or other party, or incurred any liability or obligation, contingent or otherwise, for brokers’ or finders’ fees, advisory fees or commissions, with respect to the transactions contemplated by this Agreement for which Lufkin or the Company shall have any responsibility.

3.7 Status

.  The Seller is not a “foreign person” within the meaning of Section 1445 of the Code and (a) if the Seller is an individual, he has reached the age of majority and is a United States citizen or resident or (b) if the Seller is a trust, the undersigned trustee and each co-trustee is United States citizen or resident of such age or a corporation organized under the laws of the United States, and all trust beneficiaries are United States citizens or residents of such age and United States.

3.8 Retained Control

.  Immediately following the Closing, the Seller shall not own or otherwise control any asset or property necessary for the Company to conduct its business in substantially the same manner it was conducted immediately prior to Closing.

3.9 Litigation

.  No litigation, action, suit claim, lawsuit, demand, investigation or proceeding before any Governmental Entity or any mediator or arbitrator (or panel thereof) (collectively, “Litigation”) is now pending or, to the Knowledge of the Seller, threatened against the Seller or any Affiliate of the Seller that could reasonably be expected to materially impair or delay the ability of the Sellers to perform his or its obligations under this Agreement or consummate the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

CONCERNING THE COMPANY

Each of the Sellers hereby jointly and severally represents and warrants to Lufkin as follows:

4.1 Organizational Matters; Company Subsidiaries

(a) The Company (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana; (ii) is duly registered or qualified to conduct business and is in good standing in each other jurisdiction set forth on Schedule 4.1(a) hereto, and there is no other jurisdiction in which the Company’s ownership, operation or lease of property or conduct of its business would require such registration or qualification, except for any such failures to be so registered or qualified as could not reasonably be expected to have a Company Material Adverse Effect; and (iii) has the requisite power and authority and the legal right to own and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted.

(b) Except as set forth on Schedule 4.1(b) hereto, the Company (i) has no Subsidiaries, (ii) is not engaged in any joint venture, partnership or similar arrangement with any other Person, (iii) is not an Affiliate of any other Person and (iv) does not otherwise hold any equity interest in any other Person or any note or other contractual right exercisable or exchangeable for or convertible into any equity interest in any other Person.

4.2 Capitalization

.  Attached as Schedule 4.2 hereto are true and correct copies of the Articles of Organization and Operating Agreement of the Company, as amended and in full force and effect on the date hereof.  The issued and outstanding Interests were duly authorized and validly issued and are fully paid and non-assessable, and were not issued in violation of any preemptive, preferential purchase or other similar rights of any Person.  The Company has no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understandings of any character obligating the Company (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional Interests in the Company or any securities or obligations convertible into or exchangeable for Interests in the Company or (ii) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding.

4.3 Authority; Authorization; Enforceability

.  The Company is member managed and has all requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of the Company’s obligations hereunder have been duly and validly authorized by the Sellers on behalf of the Company and no other proceedings on the part, or on behalf, of the Company are necessary for such execution, delivery, consummation and performance.  This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally or by general equitable principles).

4.4 No Conflicts or Violations

.  The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of its Articles of Organization, Operating Agreement or other organizational documents; (b) violate any Law applicable to the Company or any of its properties or assets; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under, impair the Company’s rights under, result in the termination of or in a right of termination or cancellation of, or cause any obligation, penalty or premium to accelerate, arise or accrue under any contract, lease, credit or loan agreement, mortgage, security agreement, indenture or other agreement or instrument to which the Company is a party, by which it is bound or to which any of its properties or assets is subject; (d) result in the creation of imposition of any Encumbrance upon any of the properties or assets of the Company; or (e) result in the cancellation, modification, revocation or suspension of any License (as defined in Section 4.11) of the Company (except in the case of clauses (b), (c), (d) and (e) above for any such violations, conflicts, breaches, defaults, impairments, terminations, accelerations, accruals, Encumbrances, cancellations, modifications, revocations or suspensions that could not reasonably be expected to have a Company Material Adverse Effect).

4.5 Consents and Approvals

.  No consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Entity or any other Person (on the part of the Company) is required for the Company to execute and deliver this Agreement, perform its obligations hereunder or consummate the transactions contemplated hereby, except for such consents, approvals, waivers or authorizations as have been obtained or such filings, registrations or qualifications as have been accepted as of the date hereof.

4.6 Financial Statements

.  Attached as Schedule 4.6 hereto are true, correct and complete copies of (a) the unaudited consolidated balance sheets, statements of income and statements of cash flows of the Company as of and for the years ended December 31, 2006, 2007 and 2008 (collectively, the “Company Financial Statements”).  Except as set forth on Schedule 4.6 hereto, the Company Financial Statements (x) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered; (y) fairly present in all material respects the financial position of the Company as of their respective dates and the results of operations of the Company for the periods indicated therein; and (z) have not in any material respect been rendered untrue, incomplete or unfair as representations of the financial condition of the Company as of the respective dates of the Company Financial Statements by events subsequent to the respective dates of the Company Financial Statements.

4.7 Absence of Undisclosed Liabilities

.  Except as disclosed on Schedule 4.7 hereto or on the unaudited Company Financial Statements as of December 31, 2008, the Company has no indebtedness or liability, absolute or contingent, which is not shown or provided for in the Company Financial Statements, other than (a) liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 2008 that do not exceed $100,000 in the aggregate, or (b) liabilities of the Company that individually or in the aggregate are not material to the Company and that are not required by GAAP to be included in the Company Financial Statements; provided, however, that the Sellers shall have no liability for a breach of this representation and warranty to the extent that the specific facts or circumstances that give rise to any liability are covered by another representation or warranty in this Agreement that is qualified by “Knowledge of the Company” and by virtue of such qualification there has not been a breach of that specific representation or warranty as a result of such facts or circumstances.

4.8 Absence of Certain Changes or Events

.  Except as set forth on Schedule 4.8 hereto, since December 31, 2007, the business of the Company has been conducted in the ordinary course of business consistent with past practices, and there has not been any (a) Company Material Adverse Effect, (b) material change by the Company in any of its accounting methods, principles or practices or any of its Tax methods, practices or elections, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any Interest or other equity interest of the Company or any redemption, purchase or other acquisition of any of its Interests or other equity interests or (d) except in the ordinary course of business consistent with past practices, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option or other employee benefit plan.

4.9 Title to and Condition of Properties

(a) Schedule 4.9(a) hereto sets forth a complete and accurate list of all of the real property owned by the Company.  Except as set forth on Schedule 4.9(a) hereto, the Company has good and marketable title to all of such owned real property, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b) Schedule 4.9(b) hereto sets forth a complete and accurate list of all leases of real property to which the Company is a party on the date hereof or by which it is presently bound (whether as lessee or lessor).  Except as set forth on Schedule 4.9(b) hereto, (i) all of such leases are in full force and effect and are valid and enforceable in accordance with their terms, (ii) there is not under any such lease any default by the Company or, to the Company’s Knowledge, any other Person, or any event that with notice or lapse of time or both would constitute such a default and (iii) the Company is in possession of the real property covered under each lease set forth on Schedule 4.9(b) hereto in which it is a lessee.

(c) The Company has good and marketable title to, or valid and subsisting leasehold interests in, all of the personal property reflected on the Company Financial Statements or used or useful in its business, free and clear of all Encumbrances, except for Permitted Encumbrances.

(d) Except as set forth on Schedule 4.9(d) hereto, the Company owns or controls all of the assets, contracts, leases or Licenses required to enable it to operate its business after the Effective Date in the same manner as such business is presently conducted.  Except as set forth on Schedule 4.9(d) hereto, the business of the Company as presently conducted is not dependent on the right to use the assets or property of others.

4.10 Intellectual Property

(a) Schedule 4.10(a) hereto sets forth a true and complete list of all Intellectual Property used in the business of the Company, and, for each item listed, a statement as to whether such Intellectual Property is (i) wholly owned (in which such case the owner shall be named), (ii) licensed from a third party (in which such case the licensee and third-party licensor shall be named), or (iii) licensed to third parties by the Company (in which such case the third-party licensee shall be named).

(b) Schedule 4.10(b) hereto sets forth a true and complete list of all agreements, whether in the form of a development, license, assignment, confidentiality or other agreement, relating to the Intellectual Property to which the Company is a party or by which the Company is bound.

(c) Except as set forth on Schedule 4.10(c) hereto,  (i) the Company owns all right, title and interest in and to, or has a valid and enforceable license or other right to use lawfully, all the Intellectual Property used by the Company in connection with its business, free and clear of any Encumbrances or claims of third parties; (ii) the Company has not infringed upon or otherwise violated the Intellectual Property of any other Person; (iii) no action, hearing, investigation, claim or demand is pending or, to the Company’s Knowledge, is threatened which challenges the legality, validity, enforceability, use or ownership of any underlying item of Intellectual Property; (iv) to the Company’s Knowledge, no Person has infringed upon or otherwise violated the Intellectual Property of the Company; (v) the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any Intellectual Property of the Company; and (vi) to the Company’s Knowledge, there are no agreements, judicial orders or settlement agreements which limit or restrict the Company’s rights to use any Intellectual Property.

(d) The Intellectual Property of the Company includes the corporate names “International Lift Systems, L.L.C.” and any derivations thereof, including without limitation the corporate names listed on Schedule 4.10(d) hereto.  All goodwill with respect to the use of such names will inure to the benefit of Lufkin, and none of the Sellers shall have any right to sue or recover against any Person with respect to the use of such name.

(e) For purposes hereof, “Intellectual Property” shall mean all:

(i) letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, and all reissues, continuations, continuations in part or extensions thereof (collectively, “Patents”);

(ii) copyrights (including all computer software, all documentation, source and object codes with respect to such software and all licenses and leases of software) and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, and all reissues, extensions or renewals thereof  (collectively, “Copyrights”);

(iii) trademarks, trade names, corporate names, business names, trade styles, service marks, logos, slogans, domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, all reissues, extensions or renewals thereof, and all goodwill associated with or symbolized by any of the foregoing (collectively, “Marks”); and

(iv) know-how, unpatented inventions, trade secrets, secret formulas, processes, designs, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and other proprietary rights necessary for the business of the Company as now conducted and, to the Company’s Knowledge, as presently proposed to be conducted.

4.11 Licenses, Permits and Governmental Approvals

.  Except as set forth on Schedule 4.11 hereto, (a) the Company has all material consents, licenses, permits, certificates, franchises, authorizations and approvals issued or granted by, and has made all material registrations and filings with, any Governmental Entity as are necessary for the conduct of its business as currently conducted (each a “License” and, collectively, the “Licenses”); (b) each License has been issued to, and duly obtained and fully paid for by, the holder thereof and is valid and in full force and effect, except for any such invalidities or failures to be in full force and effect as could not reasonably be expected to have a Company Material Adverse Effect; (c) to the Company’s Knowledge, all such Licenses will be renewed in the ordinary course, and no Governmental Authority has taken or, to the Company’s Knowledge, threatened to take any action to terminate, cancel or modify any of such Licenses; and (d) none of such Licenses will terminate or become terminable as a result of the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary in this Section 4.11, the representations and warranties in this Section 4.11 shall not apply to (x) any right to Intellectual Property (which shall be subject to the representations and warranties set forth in Section 4.10) or (y) any License required under applicable Environmental, Health and Safety Law (which shall be subject to the representations and warranties set forth in Section 4.18).

4.12 Compliance with Law

.  Except with respect to Tax matters (which are addressed in Section 4.16), Intellectual Property matters (which are addressed in Section 4.10) or environmental, health and safety matters (which are addressed in Section 4.18), and except as set forth on Schedule 4.12 hereto, the operations of the Company are and have been conducted in material compliance with all Laws of all Governmental Entities having jurisdiction over any of the Company or its assets, properties and operations, and no claim of any material violation of any Law is pending or, to the Company’s Knowledge, threatened.

4.13 Material Contracts

(a) Schedule 4.13(a) hereto sets forth a true and complete list of the Contracts to which the Company is a party, by which any of them is bound or otherwise relating or affecting any of their assets, properties or operations, in each of the following categories (each, a “Company Material Contract”):

(i) each partnership, limited liability company or joint venture agreement;

(ii) each Contract (or group of related Contracts) for the purchase by the Company of goods and/or services involving total annual payments in excess of $100,000 in 2007 or 2008;

(iii) each Contract (or group of related Contracts) for the sale by the Company of goods and/or services involving total annual revenues in excess of $100,000 in 2007 or 2008;

(iv) each Contract (or group of related Contracts) relating to a Debt Obligation;

(v) each Contract relating to a loan or advance to, or investment in, any Person or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment;

(vi) each Contract limiting or purporting to limit the ability of the Company to engage or compete in any line of business with any person or in any geographic area;

(vii) any Contract with any member or any Affiliate of the Company (including any Seller);

(viii) any labor union, management service, employment, consulting or other similar type of Contract;

(ix) any Contract obligating the Company or that would obligate or require any subsequent owner of the Company to provide for indemnification or contribution with respect to any matter;

(x) any sales, distributorship, agency or similar agreement relating to the products sold or services provided by the Company;

(xi) any license, royalty or similar Contract;

(xii) any Contract (or group of related Contracts) not entered into in the ordinary course of business consistent with past practices and not cancelable by the Company, without penalty to the Company, within 30 calendar days; or

(xiii) any other Contract that might reasonably be expected to be material to the Company or its business.

Each of the above, a “Company Material Contract.”

(b) Except as set forth on Schedule 4.13(b) hereto, (i) each such Contract is (A) in full force and effect and is a valid and binding obligation of the Company and (B) to Company’s Knowledge, a valid and binding obligation of each other party thereto, (ii)(A) the Company is not in breach thereof or default thereunder (and no event or circumstance has occurred that with notice or lapse of time, or both, would constitute an event of default), (B) to the Company’s Knowledge, no other party to any such Contract is in breach thereof or default thereunder and (iii) there is no pending or, to Company’s Knowledge, threatened litigation with respect to any such Contract.

(c) Except as set forth on Schedule 4.13(c) hereto, the enforceability of the Contracts set forth on Schedule 4.13(a) hereto will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, nor will the counterparties thereto be subject to any additional rights or privileges thereunder as a result thereof because of a “change of control” or otherwise.

4.14 Labor Matters

.  As of the date hereof, (a) there is no material labor dispute involving, or strike, slowdown or work stoppage against, the Company, and no such dispute or action is pending or, to the Company’s Knowledge, threatened; (b) the hours worked by and payments made to employees of the Company comply with the Fair Labor Standards Act and each other federal, state, local or foreign Law applicable to such matters; (c) all payments due from the Company for employee health and welfare insurance have been paid or accrued as a liability on the books of the Company; (d) the Company is not a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, equity compensation plan or agreement or any similar plan, agreement or arrangement; (e) there is no organizing activity involving the Company pending or, to the Company’s Knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to the Company’s Knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of the Company has made a pending demand for recognition; (g) the Company has not received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any Law with respect to the employment of individuals by, or the employment practices, wages, hours, or terms and conditions of employment of, the Company; and (h) there are no material complaints or charges against the Company pending or, to the Company’s Knowledge, threatened to be filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Company of any individual.

4.15 ERISA

. For purposes of this Section 4.15, unless otherwise indicated, all references to the “Company” shall include the Company and each ERISA Affiliate of the Company.

(a) Schedule 4.15(a) hereto contains a list of all Benefit Plans and a brief description of each, which among things, identifies each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (“Pension Plan”), and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (“Welfare Plan”) as such.  The Company has made available to Lufkin true, complete and correct copies of (i) each Benefit Plan, including, without limitation, participating employer agreements (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) all of the annual reports on Form 5500 most recently filed with the IRS and the related summary annual report distributed to participants with respect to each Benefit Plan (if any such report was required), (iii) all minutes of meetings of any committee established to administer any Benefit Plan other than minutes that would be subject to privacy laws relating to disclosure of medical information, (iv) the most recent actuarial report for each Benefit Plan for which an actuarial report is required by ERISA or other applicable law, (v) all summary plan descriptions for each Benefit Plan for which a summary plan description is required by ERISA or other applicable Law and each summary of material modifications prepared, as required by ERISA or other applicable law, (vi) each trust agreement relating to any Benefit Plan, (vii) all applications, including all attachments, submitted to the IRS by the Company for IRS determination letters or rulings with respect to Benefit Plans and the IRS determination letters or rulings issued as a result of such applications, and all other material correspondence for the last six consecutive years prior to the Closing Date with the IRS or the United States Department of Labor relating to plan qualification, filing of required forms, or pending, contemplated and announced plan audits, (viii) descriptions of all claims filed and pending (other than for benefits in the normal course), lawsuits pending, grievances pending and similar actions pending with respect to Benefit Plans of the Company, (ix) a listing of all employees or former employees receiving long term disability benefits under a Benefit Plan of the Company, (x) a listing of all prior mergers, consolidations or transfers of Benefit Plan assets or liabilities described in Section 414(l) of the Code or the regulations thereunder that have occurred within the last six years prior to the Closing Date, (xi) copies of all collective bargaining agreements (and any related side letters of understanding) that relate to any Benefit Plans of the Company, and (xii) a listing of all Company employees indicating date of birth, date of commencement of service, job title or brief job description, the amount of the employee’s salary and bonus, if applicable, the date of the last salary increase for each salaried employee, any material commitments, arrangements, promises or understandings with the employee as to salary or bonus, if applicable, and any other contract or payment agreement between the Company and the employee.

(b) The Company does not sponsor, maintain, participate in or contribute to, and has not at any time sponsored, maintained, participated in or contributed to (and been required to contribute to), any (i) “multiemployer plan” as that term is defined in Section 414(f) of the Code or Section 4001(a)(3) of ERISA; (ii) foreign Benefit Plans; (iii) voluntary employee benefit associations intended to be exempt from federal income tax under Section 501(c)(9) of the Code; (iv) Pension Plan that is or was subject to Title IV of ERISA; (v) Pension Plan that is or was subject to Section 302 of ERISA or Section 412 of the Code; or (vi) Benefit Plan other than a Pension Plan (which provides for no welfare benefits) that provides compensation or benefits to any former employee, officer, director or other service provider or any dependents or beneficiaries of any of the foregoing, other than fully insured death benefits or as required by Part 6 of Title I of ERISA or Section 4980B of the Code or any similar Law.  Neither the Company nor any Benefit Plan maintains or contributes to any group annuity contract.

(c) Each Pension Plan that is subject to Section 201, 301 or 401 of ERISA has been the subject of a determination letter from the IRS to the effect that such Pension Plan is qualified under Section 401(a) of the Code, as currently in effect, or can still be submitted in a timely manner to the IRS for such a letter; no such determination letter has been revoked nor, to the Company’s Knowledge, has revocation of any such letter been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or increase its costs; to the Company’s Knowledge, nothing has occurred or failed to occur in connection with the adoption or maintenance of such Pension Plan which would cause the loss of such qualification; and all amendments required to be adopted before the Closing Date for any such Pension Plan to continue to be so qualified have been timely adopted.  Each Pension Plan that is not subject to Section 201, 301 or 401 of ERISA has timely filed the statement required by 29 CFR 2520.104-23.  The Company has paid all premiums (including any applicable interest, charges and penalties for late payment) due the Pension Benefit Guaranty Corporation (the “PBGC”) with respect to each Pension Plan for which premiums to the PBGC are required.  No Pension Plan in whole or in part ever maintained by the Company has been terminated or partially terminated under circumstances which would result in liability to the PBGC.

(d) Each of the Benefit Plans which is sponsored by the Company or in which the Company participates (i) is in compliance with all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA or other applicable law, (ii) has had the appropriate required Form 5500 (or equivalent annual report) timely filed with the appropriate governmental authority for each year of its existence, (iii) has at all times complied with the bonding requirements of Section 412 of ERISA or other applicable law, (iv) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to the Company which may subject the Company to the payment of any material penalty, interest, tax or other obligation, nor is there any basis for any imposition of any such liability, and (v) has been maintained in all material respects with the requirements of ERISA and the Code and other applicable Law (including all rules and regulations issued thereunder) not otherwise covered hereunder so as not to give rise to any liabilities to the Company.

(e) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, accelerated vesting, severance or other similar provisions in any Benefit Plan.

(f) Each such Pension Plan of the Company (including any such plan covering retirees or other former employees) may be amended or terminated without liability (other than with respect to pension benefits in the ordinary course) to the Company on or at any time after the consummation of the transactions contemplated by this Agreement without contravening the terms of such plan or any Law or agreement that pertains to the Company.

(g) None of the Company, the officers of the Company, the Benefit Plans (including the Pension Plans) or any fiduciary of any Benefit Plan which are subject to ERISA, or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406, 407 or 408 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company or the officers of the Company to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or (1) of ERISA, or any other provision of ERISA, which would have a Company Material Adverse Effect.

(h) With respect to any Welfare Plan, (i) each such Welfare Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, has complied at all times in form and in operation in all material respects with the applicable requirements of Part 6 of Title I of ERISA and Section 4980B(f) of the Code and other applicable Law and (ii) each such Welfare Plan (including any such plan covering retirees or other former employees) may be amended (including, without limitation, to prospectively curtail or discontinue benefits and/or impose or increase employee, retiree or other former employee participant contribution requirements) or terminated without liability (other than with respect to welfare benefits in the ordinary course) to the Company on the consummation of the transactions contemplated by this Agreement without contravening the terms of such plan or any Law or agreement that pertains to the Company.

(i) All contributions required by Law or by a collective bargaining or other agreement to be made under the Benefit Plans with respect to all periods through the Closing Date, including a pro rata share of contributions due for the current plan year, will have been made by such date or provided for by adequate reserves properly reflected on the books of the Company in accordance with GAAP.  No changes in contributions or benefit levels are scheduled to occur other than in the ordinary course of business.

(j) Except as set forth on Schedule 4.15(j) hereto, the Company has no liability for the Taxes of any other Person pursuant to, or as a result of, any Benefit Plan.

(k) Without the prior written consent of Lufkin, none of the Company, any officer of the Company nor or any fiduciary of any Benefit Plan who is an employee of the Company has made any legally binding written or oral representation to any employee or any participant in any Benefit Plan concerning the transactions contemplated by this Agreement or the effect such transactions will have on the Benefit Plans that is inconsistent with the terms of such Benefit Plans.

(l) There is no amount or item of compensation under any agreement or arrangement to which the Company is a party, including but not limited to any Benefit Plan, which amount or item was or is, as of the Closing Date, includible in gross income for Federal income tax purposes pursuant to Section 409A of the Code and the Treasury Regulations and administrative guidance thereunder, and no such inclusion would result from the operation and fulfillment of any agreement or arrangement to which the Company is a party, including but not limited to any Benefit Plan, in accordance with the terms thereof.

4.16 Taxes

.  (a)  The Company has filed (or joined in the filing of) when due all Tax Returns required by applicable Law to be filed with any Governmental Entity; (b) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; (c) all Taxes relating to periods ending on or before the Closing Date owed by the Company (whether or not shown on any Tax Return) at any time on or prior to the Closing Date, if required to have been paid, have been timely paid (except for Taxes that are being contested in good faith in appropriate proceedings and that are set forth on Schedule 4.16(c) hereto); (d) except as set forth on Schedule 4.16(d) hereto, any material liability of the Company for Taxes not yet due and payable, or that is being contested in good faith in appropriate proceedings, has been adequately provided for on the Company’s Financial Statements in accordance with GAAP, and the amount of the liability of the Company for unpaid Taxes for all periods (or portions thereof) ending on or before the Closing Date does not, in the aggregate, exceed the amount of current liability accruals for Taxes (excluding reserves for deferred Taxes net of any provision for net operating losses) as such accruals are reflected in the Company Financial Statements, except to the extent of Taxes arising out of operations and transactions in the ordinary course of business of the Company since the date of such financial statements in accordance with past practice, the accruals for which have been made in a manner consistent with past practice; (e) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company in respect of any material Tax or Tax assessment, nor has any claim for an additional material Tax or Tax assessment been asserted in writing or, to the Company’s Knowledge, proposed by any Tax authority; (f) no written claim has been made by any Governmental Entity in a jurisdiction in which the Company does not currently file any Tax Returns that it is or may be subject to Tax by such jurisdiction, nor to the Company’s Knowledge has any such assertion been threatened or proposed in writing; (g) the Company is not a party to any Tax sharing agreement or other agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (h) the Company has withheld and paid all material Taxes required to be withheld by the Company in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (i) none of the Tax Returns of the Company is currently being audited by the IRS or any other applicable Governmental Entity; (j) the Company has not executed or filed with the IRS or any other Governmental Entity any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes; (k) the Company has no liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state, local or foreign Law), as a result of being a member of any affiliated, combined, unitary or similar group for Tax purposes (other than a group the common parent of which is the Company); (l) there are no Encumbrances for Taxes (other than Encumbrances for current Taxes not yet due and payable) upon the assets of the Company; (m) no closing agreement pursuant to Section 7121 of the Code (or any similar provision under other Law) has been entered into that is binding on the Company; (n) the Company is not subject to any private letter ruling of the IRS or comparable rulings of other Governmental Entities; (o) the Company has not engaged in any transaction or participated in any commercial arrangement under which the income therefrom is reportable on a deferred basis for U. S. federal or other applicable income Tax purposes under Section 453 of the Code or otherwise; (p) the Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b), or any other transaction requiring disclosure under analogous provisions of U. S. state, local or foreign Tax law; (q) the Company has not engaged in any activity in a state of the United States or political subdivision of a state of the United States (which activity creates a taxable nexus or permanent establishment) where Tax Returns have not been filed; (r) since inception, the Company has been taxed as a partnership or a disregarded entity for federal income Tax purposes; (s) neither the Company nor any Person on its behalf has granted to any Person any power of attorney that is currently in force with respect to any Tax matter; and (t) none of the assets of the Company is (i) property required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Code, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt financed property” within the meaning of Section 168(h)(5) of the Code, (iv) “limited use property” within the meaning of Revenue Procedure 2001-28, 2001-1 C.B. 1156, (v) subject to Section 168(g)(1)(A) of the Code or (vi) subject to a “Section 467 rental agreement” as defined in Section 467 of the Code.

For purposes of this Agreement, “Tax Returns” means all returns, reports, exhibits, schedules, information statements and other documents (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and includes any amended returns required as a result of examination adjustments made by the IRS or other Governmental Entity.  For purposes of this Agreement, “Tax” or “Taxes” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts and duties of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

4.17 Litigation

.  No Litigation is now pending or, to the Company’s Knowledge, threatened against the Company that could reasonably be expected to (a) have a Company Material Adverse Effect or (b) materially impair or delay the ability of any of the Sellers or the Company to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby.  There is no Litigation pending or, to the Company’s Knowledge, threatened, that seeks damages in excess of $100,000 or injunctive relief against, or alleges criminal misconduct of, the Company.

4.18 Environmental Matters

.  Except as set forth on Schedule 4.18 hereto:

(a) the real property listed on Schedules 4.9(a) and 4.9(b) hereto is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such real property in any material respect and that would not result in liabilities that could reasonably be expected to exceed $100,000;

(b) the Company has not caused or allowed to occur any use, release, transportation, storage, or disposal of Hazardous Materials on, at, in, under, above, to, from or about any of its real properties except where such use, release, transportation, storage or disposal would not adversely impact the value or marketability of such real property in any material respect and would not result in liabilities that could reasonably be expected to exceed $100,000;

(c) the Company is and has been in compliance with all Environmental, Health and Safety Laws, except for such noncompliance that would not result in liabilities which could reasonably be expected to exceed $100,000;

(d) the Company has obtained, and is in compliance with, all Environmental Permits required for the operation of its business as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in liabilities that could reasonably be expected to exceed $100,000, and all such Environmental Permits are valid, uncontested and in good standing;

(e) the Company is not involved in operations, and to the Company’s Knowledge, there are no facts, circumstances or conditions, including any use, release, transportation, storage, or disposal of Hazardous Materials, that are likely to result in any liabilities which could reasonably be expected to exceed $100,000, and the Company has not permitted any current or former tenant or occupant of its real property to engage in any such operations;

(f) there is no Litigation arising under or related to any Environmental, Health and Safety Laws, Environmental Permits or Hazardous Material pending or, to the Company’s Knowledge, threatened that seeks damages, penalties, fines, costs or expenses in excess of $100,000 or injunctive relief against, or that alleges criminal misconduct by, the Company;

(g) the Company has not received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental, Health and Safety Law (including any notice identifying the addressee as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes) or entered into or become subject to any consent decree or other agreement with any Governmental Entity or any other Person relating to any Environmental, Health and Safety Law or the cleanup of any Hazardous Material;

(h) to the Company’s Knowledge, there are no past or present facts, circumstances or conditions that are reasonably likely to result in (i) the Company’s incurring costs, expenses, liabilities or obligations for cleanup, remediation, disposal or corrective action under any Environmental, Health and Safety Law, (ii) claims against the Company for personal injury, property damage or damage to natural resources or (iii) fines, penalties or injunctive relief against the Company; and

(i) The Company has provided to Lufkin copies of all existing environmental reports, reviews and audits relating to their real property and all other material written information pertaining to actual or potential Environmental Liabilities.

Notwithstanding the foregoing, except as disclosed in Schedule 4.18 hereto, none of the matters addressed in clauses (a) through (i) above, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

4.19 Insurance

.  The Company is insured by insurers of recognized financial responsibility against such losses and risks, and in such amounts, as is prudent and customary in the business in which it is engaged.  Schedule 4.19(a) hereto lists all insurance policies of any nature maintained for current occurrences with respect to the Company, as well as a summary of the terms of each such policy.  All such policies are in full force and effect.  All premiums due on such policies have been paid, there is no default under any provision of such policies, and no notice of cancellation or termination or intent to cancel has been received by the Company with respect to such policies.  There is no dispute with respect to such policies.  To the Company’s Knowledge, no event relating specifically to the Company (as opposed to events affecting the oilfield service industry in general) has occurred that is reasonably likely to result in the Company’s being unable to renew its existing coverage as and when such coverage expires, or to obtain similar coverage from similar insurers, at a cost that would not have a Company Material Adverse Effect.  The Company has not been refused any insurance coverage sought or applied for.  Excluding policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been cancelled by the insurer within one year prior to the date hereof.  Schedule 4.19(b) hereto sets forth a list of all pending claims (including with respect to insurance obtained but not currently maintained) and the claims history for the Company during the last five years (including with respect to insurance obtained but not currently maintained).

4.20 Bank Accounts

. Schedule 4.20 hereto lists all banks and other financial institutions at which the Company maintains deposit or other accounts or safe deposit boxes, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, the complete account number therefor and the authorized signatories or persons having access to such accounts.

4.21 Customers and Suppliers

.  There is no actual nor, to the Company’s Knowledge, threatened termination or cancellation of, or material adverse modification or change in, the business relationship of the Company with any customer or group of customers whose purchases during the year ended December 31, 2008 caused them to be ranked among the ten largest customers of the Company, or the business relationship of the Company with any supplier material to its operations.

4.22 FCPA

.  None of the Company or any of its  managers, officers, members, agents, employees or other representatives has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, has made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, has violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

4.23 Liability for Fees

.  Other than with respect to McGladrey Capital Markets LLC (the fees of which shall be paid by the Sellers and not by the Company or Lufkin), neither the Company nor any of its Affiliates has employed or retained any investment banker, broker, agent, finder or other party, or incurred any liability or obligation, contingent or otherwise, for brokers’ or finders’ fees, advisory fees or commissions, with respect to the transactions contemplated by this Agreement for which Lufkin or the Company shall have any responsibility.»

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF LUFKIN

Lufkin hereby represents and warrants to the Sellers as follows:

5.1 Organizational Matters

.  Lufkin is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and each other jurisdiction necessary for the consummation of this Agreement.

5.2 Authority; Authorization; Enforceability

.  Lufkin has all requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery of this Agreement and the performance of Lufkin’s obligations hereunder have been duly and validly authorized by the board of directors of Lufkin and no other proceedings on the part, or on behalf, of Lufkin are necessary to effect such execution, delivery, consummation and performance.  This Agreement has been duly authorized, executed and delivered by Lufkin and is a legal, valid and binding obligation of Lufkin, enforceable against Lufkin in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally or by general equitable principles).

5.3 No Conflicts or Violations

.  The execution, delivery and performance of this Agreement by Lufkin and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of its articles of incorporation, bylaws or other organizational documents; (b) violate any Law or any judgment, order, decree, rule or regulation of any Governmental Entity applicable to it or any of its properties or assets; or (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under or cause any obligation, penalty or premium to arise or accrue under any contract, lease, credit or loan agreement, mortgage, security agreement, indenture or other agreement or instrument to which it is a party, by which it is bound or to which any of its properties or assets is subject (except in the case of clauses (b) and (c) above for any such violations, breaches, defaults or accruals that could not reasonably be expected to have a Lufkin Material Adverse Effect).

5.4 Consents and Approvals

.  No consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Entity or any other Person (on the part of Lufkin) is required for Lufkin to execute and deliver this Agreement or to perform its obligations hereunder, except for such consents, approvals, waivers or authorizations as have been obtained or such filings, registrations or qualifications as have been accepted as of the date hereof.

5.5 Liability for Fees

.  Lufkin has not employed or retained any investment banker, broker, agent, finder or other party, or incurred any liability or obligation, contingent or otherwise, for brokers’ or finders’ fees, advisory fees or commissions, with respect to the transactions contemplated by this Agreement for which any Seller shall have any responsibility.

ARTICLE 6
ADDITIONAL AGREEMENTS

6.1 Further Assurances

.  Each of the Sellers shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to Lufkin such bills of sale, assignments (including but not limited to assignments of leases) and other instruments of transfer, assignment and conveyance, in form and substance satisfactory to counsel for Lufkin, as shall be necessary to vest in Lufkin all the right, title and interest in and to the Interests free and clear of all Encumbrances and shall use his or its best efforts to cause to be taken such other action as Lufkin may require to more effectively implement and carry into effect the transactions contemplated by this Agreement.

6.2 Covenant Not to Compete With the Business

(a) For a period of thirty-six (36) months immediately following the Closing Date (the “Restricted Period”), no Seller shall, either directly or indirectly, in the “Restricted Area”:

(i) accept employment with, work for, or provide services to any person or entity that is engaged in the business of the manufacture, installation, service and sales of gas lift and plunger lift systems, packers and service tools without the Company’s express written consent;

(ii) call upon, solicit, recruit, divert or take away, or attempt to solicit, recruit, divert or take away, any of the customers, prospective customers, investors, prospective investors, business, vendors, or suppliers of the Company;

(iii) solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the preceding six (6) months an employee, officer or director of the Company; or

(iv) take any action to encourage or induce any employee, representative, officer or director of the Company to cease their relationship with the Company for any reason.

(b) For purposes of this Agreement, the “Restricted Area” is and shall be those states of the United States and those foreign nations in which the Company has transacted business in the twenty-four (24) months preceding the Closing Date.

(c) Each Seller acknowledges and agrees that this non-competition and non-solicitation obligation is both reasonable and necessary to protect Lufkin’s legitimate business interests, including, without limitation, Lufkin’s legitimate interest in protecting its investment in acquiring the Company.  Each Seller further acknowledges and agrees that the temporal term, geographic scope, and activity scope of this non-competition and non-solicitation obligation is reasonable and necessary, and should be fully enforced.

6.3 Release

(a) As of the Closing Date, each of the Sellers does hereby for himself or itself and his or its successors and assigns release, acquit and forever discharge Lufkin, the Company, their respective Affiliates, the officers, directors, managers, employees and agents thereof and their respective successors and assigns from of any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that such Seller or its Affiliates now has, owns or holds or has at any time previously had, owned or held against such parties, including, without limitation, all liabilities created as a result of the negligence, gross negligence and willful acts of the Company and its employees and agents, or under a theory of strict liability, existing as of the Closing Date or relating to any action, omission or event occurring on or prior to the Closing Date; provided, however, that any claims, liabilities, debts or causes of action that may arise in the connection with the failure of any of the Parties hereto to perform any of their obligations hereunder or under any other agreement relating to the transactions contemplated hereby or from any breaches by any of them of any representations or warranties herein or in connection with any of such other agreements shall not be released or discharged pursuant to this Agreement.

(b) Each of the Sellers represents and warrants that he or it has not previously assigned or transferred, or purported to assign or transfer, to any Person or entity whatsoever all or any part of any claim, demand, liability, responsibility, dispute, cause of action or obligation released herein.  Each of the Sellers covenants and agrees that such Seller will not assign or transfer to any Person or entity whatsoever all or any part of the claim, demand, liability, responsibility, dispute, cause of action or obligation released herein.  Each of the Sellers has read and understands all of the provisions of this Section 6.3, and he or it has been represented by legal counsel of his or its own choosing in connection with the negotiation, execution and delivery of this Agreement.

(c) The release provided by the Sellers pursuant to this Section 6.3 shall apply notwithstanding that the matter for which release is provided may relate to the ordinary, sole or contributory negligence, gross negligence, willful misconduct or violation of Law by a released party, including Lufkin and its Affiliates, officers, directors, employees and agents, and to liabilities based on theories of strict liability, and shall be applicable whether or not negligence of the released party is alleged or proven, it being the intention of the Parties to release the released party from and against its ordinary, sole and contributory negligence and gross negligence as well as liabilities based on the willful actions or omissions of the released party and liabilities based on theories of strict liability.

6.4 Tax Matters

(a) The Sellers shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable approval of Lufkin, all Tax Returns for the Company for all periods ending on or prior to the Effective Date that are required to be filed after the Effective Date.

(b) Lufkin shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Effective Date and end after the Effective Date.  The Sellers shall pay to Lufkin, within fifteen (15) days before the date on which Taxes are to be paid with respect to such periods, an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Effective Date.  For purposes of this Section 6.4(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Effective Date, the portion of such Tax which relates to the portion of such Tax period ending on the Effective Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Effective Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, gains or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Effective Date.  Any credits relating to a Tax period that begins before and ends after the Effective Date shall be taken into account as though the relevant Tax period ended on the Effective Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Company.

(c) To the extent permitted by applicable Law, Lufkin or an Affiliate may carry back, or cause or permit any Affiliate to carry back, for U. S. federal, state, local or non-U. S. Tax purposes to any taxable year or period, or portion thereof, ending on or before the Effective Date any operating losses, net operating losses, capital losses, Tax credits or similar items arising in a taxable period (or portion thereof) occurring on or after the Effective Date, except to the extent that the Sellers would be materially adversely affected by such carryback.  To the extent that any liability for which, but for such carryback, the Sellers would be liable under Article 8 is thereby reduced or extinguished, the Sellers covenant to pay to Lufkin, an amount equivalent to the liability that would otherwise have arisen under Article 8.  Any refunds of Taxes resulting from such carrybacks shall be for the benefit of Lufkin and such Affiliate, and the Sellers shall have no entitlement thereto.

(d) Treatment of Purchase.  For U.S. federal income tax purposes, the parties agree to treat the purchase of the Interests by Lufkin as a purchase by Lufkin of all of the Company’s assets, as provided in Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2).

(e) Allocation of Purchase Price.  The consideration for the Interests (plus other relevant items) paid to the Sellers under this Agreement shall be allocated among the acquired assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate), and the Parties shall cooperate with each other in the preparation of such allocation.  Lufkin and the Sellers shall report and file Tax Returns (including, but not limited to, IRS Form 8594) in all respect and for all purposes consistent with the agreed upon allocation, and neither Lufkin nor the Sellers shall take any position that is inconsistent with such allocation unless required to do so by Law.

(f) Tax Contests.  Lufkin shall inform the Sellers of the commencement of any audit, examination or proceeding (“Tax Contest”) relating in whole or in part to Taxes for which Lufkin may be entitled to indemnity from the Sellers hereunder.  With respect to any Tax Contest for which: (i) the Sellers acknowledge in writing that the Sellers are liable under Article 8 for all Losses relating thereto and (ii) Lufkin reasonably believes that the Sellers will indemnify Lufkin for all such Losses, the Sellers shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Claim with counsel satisfactory to Lufkin; provided, however, that (x) the Sellers shall promptly notify Lufkin in writing of its intention to control such Tax Contest, (y) in the case of a Tax Contest relating to Taxes of the Company for a Tax period beginning before and ending after the Effective Date, the Sellers and Lufkin shall jointly control all proceedings taken in connection with any such Tax Contest and (z) if any Tax Contest could reasonably be expected to have an adverse effect on Lufkin, the Company, or any of their Affiliates in any Tax period beginning after the Effective Date, the Tax Contest shall not be settled or resolved without Lufkin’s consent, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, if notice is given to the Sellers of the commencement of any Tax Contest and the Sellers do not, within ten (10) Business Days after Lufkin’s notice is given, give notice to Lufkin of its election to assume the defense thereof (and in connection therewith, acknowledge in writing the indemnification obligations hereunder of the Sellers), the Sellers shall be bound by any determination made in such Tax Contest or any compromise or settlement thereof effected by Lufkin.  The failure of Lufkin to give reasonably prompt notice of any Tax Contest shall not release, waive or otherwise affect the Sellers’ obligations with respect thereto except to the extent that the Sellers can demonstrate actual loss and prejudice as a result of such failure.  Lufkin and the Company shall use their reasonable efforts to provide the Sellers with such assistance as may be reasonably requested by the Sellers in connection with a Tax Contest controlled solely or jointly by the Sellers.

(g) Transfer Taxes.  The Sellers and Lufkin shall each pay, and shall indemnify the other from and against, 50% of all sales, use, transfer, stock transfer, real property transfer and recording Taxes and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement.

6.5 Continuation of Business by Lufkin

.  From the Closing Date through December 31, 2013, unless otherwise agreed to by the Seller’s Representative and Lufkin, Lufkin agrees:

(a) to continue to operate the business conducted by the Company as of the date of this Agreement; provided, however, that the foregoing shall not be construed to require Lufkin to continue the existence of the Company so long as its business is conducted by Lufkin or a subsidiary of Lufkin;

(b) to cause the Company (or the operating division or segment of Lufkin at that time conducting the business conducted by the Company as of the date of this Agreement) to be maintained as a separate, stand-alone operating division or segment of Lufkin;

(c) to cause each employee of the Company as of the date of this Agreement to devote substantially all of his or her time to the business and operations of the Company (or the operating division or segment of Lufkin at that time conducting the business conducted by the Company as of the date of this Agreement); provided, however, that the foregoing shall not be construed to require Lufkin to continue to employ any person;

(d) to maintain separate books and records for the Company (or the operating division or segment of Lufkin at that time conducting the business conducted by the Company as of the date of this Agreement), consistent with past practices, and permit the Seller Agent to inspect such books and records upon reasonable notice;

(e) except in the ordinary course of business, not to sell or otherwise dispose of any of the assets of the Company (or the operating division or segment of Lufkin at that time conducting the business conducted by the Company as of the date of this Agreement), other than worn out or obsolete inventory, equipment and other assets;

(f) to allocate overhead costs to the Company (or the operating division or segment of Lufkin at that time conducting the business conducted by the Company as of the date of this Agreement) reasonably and consistently with Lufkin’s practices; and

(g) not to take any action that has as its purpose the reduction of the EBITDA of the Company (or the operating division or segment of Lufkin at that time conducting the business conducted by the Company as of the date of this Agreement).

6.6 No Public Announcement

.  None of Lufkin, the Sellers or any of their respective Affiliates shall, without the written approval of Lufkin or the Sellers, as the case may be, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Person shall be so obligated by Law or any rule or regulation of any securities exchange on which such Person’s securities are listed for or admitted to trading, in which case Lufkin or the Sellers, as the case may be, shall be advised and Lufkin and the Sellers shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement (including communications or disclosures to lenders or rating agencies or in connection with the receipt of any consents or contractual notices) or to comply with applicable accounting, tax and disclosure obligations of any Governmental Entity.

6.7 Expenses

.  Except as otherwise provided in this Agreement, Lufkin, the Company and each Seller shall pay its or his costs and expenses incident to the negotiation and preparation of this Agreement and its or his performance of and compliance with all agreements and conditions contained herein on its or his part to be performed or complied with, including fees, expenses and disbursements of legal counsel, investment bankers and independent public accountants.  In particular, it is agreed that the legal fees of Ewing & Jones, PLLC shall be paid by the Sellers and not by the Company, and that the legal fees of Andrews Kurth LLP shall not be included in the operating expenses of the Company (or the operating division or segment of Lufkin at that time conducting the business conducted by the Company as of the date of this Agreement) for the purposes of calculating the EBITDA of the Company (or the operating division or segment of Lufkin at that time conducting the business conducted by the Company as of the date of this Agreement).

6.8 Member Loans

.  Concurrently with the Closing, the Member Loans shall be repaid by the Sellers out of their proceeds of the transactions contemplated by this Agreement.

6.9 Inventory

.  Within 10 days of the Closing Date, the Sellers shall deliver to Lufkin an inventory detail, by location, of the Company as of February 28, 2008.  Such inventory detail shall show an aggregate value of the Company’s inventory as of such date that is equal to the inventory value shown in the Company’s general ledger as of such date, and shall be true, correct and complete in all material respects.

ARTICLE 7
SURVIVAL OF REPRESENTATIONS, WARRANTIES,

COVENANTS AND AGREEMENTS

The representations and warranties of the Sellers and Lufkin contained herein shall survive the Closing until and through the date that is 18 months after the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 3.6, 4.23 and 5.5 (Liability for Fees), Section 3.7 (Status), Section 3.8 (Retained Control), Section 4.10 (Intellectual Property) and Section 4.18 (Environmental) shall survive until and through the date that is three years after the Closing Date, (b) the representations and warranties set forth in Section 4.16 (Taxes) shall survive until and through the date that is thirty days after the expiration of the applicable statute of limitations (including extensions) for each Tax and taxable year and (c) the representations and warranties set forth in Sections 3.2, 4.3 and 5.2 (Authority; Authorization; Enforceability), Sections 3.3, 4.4 and 5.3 (No Conflicts or Violations), Section 3.5 (Title to Interests) and Section 4.2 (Capitalization) shall survive indefinitely.

The covenants and agreements in this Article 7 and in Article 8 shall survive the Closing and shall remain in full force and effect for such period as is necessary to resolve any claim made with respect to any representation, warranty, covenant or agreement contained herein during the survival period thereof, and the covenants and agreements of Lufkin, the Company and each of the Sellers contained in Section 2.2(c) and Article 6 hereof shall survive the Closing for (x) the time period(s) set forth with respect to such covenant or agreement, or (y) if no time period is specified, without any contractual limitation on the period of survival.

ARTICLE 8
INDEMNIFICATION

8.1 Indemnification by the Sellers

(a) Except as otherwise limited by Article 7 and this Article 8, the Sellers, jointly and severally, agree to indemnify, defend and hold harmless Lufkin, each of its Affiliates, each of their respective officers, directors, employees, agents, equityholders and controlling Persons and each of their respective successors and assigns (collectively, the “Lufkin Indemnitees”) from, against and in respect of any liabilities, losses, damages, demands, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, costs of remediation, diminutions in value, costs and expenses incurred in connection with investigating and defending any claims or causes of action (including, without limitation, attorneys’ fees and expenses and all fees and expenses of consultants and other professionals)) actually suffered, incurred or realized by any such party (collectively, “Losses”), arising out of, resulting from or relating to any breach of any representation or warranty (excluding the representations and warranties referenced in Section 8.1(b)), or any breach of any covenant or agreement (excluding the covenants and agreements referenced in Section 8.1(b)), made or undertaken by the Sellers or the Company in this Agreement, or any misrepresentation or omission from any of the other Transaction Documents.

(b) Notwithstanding the forgoing Section 8.1(a), except as otherwise limited by Article 7 and this Article 8, each Seller, severally and not jointly, only as to himself and not as to any other Seller, agrees to indemnify, defend and hold harmless the Lufkin Indemnitees from, against and in respect of any Losses arising out of, resulting from or relating to any breach by such Seller of any representation or warranty contained in Article 3 or any breach by such Seller of any covenant or agreement contained in Sections 6.1, 6.2, 6.3, 6.4(a), 6.6 and 6.7.

8.2 Indemnification by Lufkin

.  Except as otherwise limited by Article 7 and this Article 8, Lufkin agrees to indemnify, defend and hold harmless the Sellers and each of their respective successors and assigns (collectively, the “Seller Indemnitees”) from, against and in respect of any Losses arising out of, resulting from or relating to any breach of any representation or warranty, or any breach of any covenant or agreement, made or undertaken by Lufkin in this Agreement, or any misrepresentation in or omission from any other agreement, certificate or document delivered to the Sellers pursuant to this Agreement.

8.3 Limits on Indemnification

(a) Notwithstanding anything in this Article 8 to the contrary, no Party shall have any indemnification obligation hereunder to the extent that a claim for indemnification is related to a representation, warranty or covenant for which the survival period specified in Article 7 has expired and is made after such expiration.  For the avoidance of doubt, it is understood and agreed that the expiration of the survival period with respect to any particular representation, warranty or covenant shall have no effect upon a claim for indemnification related to such representation, warranty or covenant that was properly made prior to such expiration, and the Party making such claim may pursue such claim as set forth in this Agreement until it is resolved or abandoned.

(b) Notwithstanding anything in this Article 8 to the contrary, no Lufkin Indemnitee shall be entitled to indemnification from the Sellers pursuant to Section 8.1(a) until such time as the cumulative, aggregate amount of Losses suffered by such Lufkin Indemnitee exceeds $150,000 (the “Deductible”), after which time such Lufkin Indemnitee shall be entitled to indemnification for the full amount of Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to (i) with respect to any particular Seller, any claims based on the fraud, intentional misconduct or gross negligence of such Seller or (ii) any claims based on any breach by the Sellers of any representation or warranty contained in Section 4.2, 4.3 or 4.4 or of any of their covenants or agreements contained herein.

(c) Notwithstanding anything in this Article 8 to the contrary, no Seller Indemnitee shall be entitled to indemnification from Lufkin pursuant to Section 8.2 until such time as the cumulative, aggregate amount of Losses suffered by such Seller Indemnitee exceeds the Deductible, after which time such Seller Indemnitee shall be entitled to indemnification for the full amount of Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to any claims based on fraud, intentional misconduct or gross negligence or to any claims based on any breach by Lufkin of any representation or warranty contained in Section 5.2 or 5.3 or of any of its covenants or agreements contained herein.

(d) No Seller shall be liable for indemnification obligations under Section 8.1(a) in the aggregate in excess of an amount equal to the product of $25,000,000 multiplied by the percentage membership interest set forth opposite the name of such Seller on Annex 1 hereto; provided, however, that the limitation set forth in this Section 8.3(d) shall not apply to (i) with respect to any particular Seller, any claims based on the fraud, intentional misconduct or gross negligence of such Seller or (ii) any claims based on any breach by the Sellers of any representation or warranty contained in Section 4.2, 4.3 or 4.4 or of any of their covenants or agreements contained herein.

(e) For purposes of calculating the aggregate amount of Losses claimed by a Party entitled to receive indemnification hereunder (an “Indemnitee”), the amount of each Loss shall be reduced by (i) any third-party insurance benefits which the Indemnitee received in respect of or as a result of such Losses, less the reasonable costs incurred by the Indemnitee to recover those insurance benefits to the extent such costs are not otherwise recovered, and (ii) any Tax benefits which the Indemnitee actually recognized and realized in respect of or as a result of such Losses.

8.4 Offset; Adjustment of Letters of Credit; Payment

(a) Lufkin may offset any Loss for which it may seek indemnification pursuant to Section 8.1 as set forth in this Section 8.4.  During the period beginning on the Closing Date and ending at 11:59 p.m., Central time, on the third anniversary of the Closing Date (the “Indemnity Period”), Lufkin may make a good faith claim for indemnification by submitting to the Seller(s) the notice described in Section 8.5(a) and may offset the amount of the Loss giving rise to such claim for indemnification (or a reasonable estimate of the amount of such Loss).  If the amount of the Loss associated with any such claim is finally determined in accordance with Section 8.4(f) during the Indemnity Period, Lufkin may offset the amount of such Loss against the applicable Sellers’ Holdback Amounts.  If the amount of the Loss associated with any such claim is not finally determined in accordance with Section 8.4(f) during the Indemnity Period, Lufkin may establish a reserve for the estimated amount of such Loss and offset the amount of such reserve against the applicable Sellers’ Holdback Amounts.  From and after the Closing until such time as the applicable Sellers’ Holdback Amounts shall have been exhausted, the sole source of recovery that shall be available to any Lufkin Indemnitee with respect to Losses as to which the applicable Sellers’ indemnification obligations pursuant to Section 8.1 apply shall be through offset of the applicable Sellers’ Holdback Amounts.  From and after such time as the applicable Sellers’ Holdback Amounts have been exhausted, any Lufkin Indemnitee shall be entitled to pursue the applicable Sellers for recovery of such Losses as provided in this Agreement.

(b) In the event that Lufkin properly offsets all or any portion of the amount of a Loss or all or any portion of the amount of the reserve for an estimated Loss against a Seller’s Holdback Amount, and has provided such Seller with at least ten Business Days’ advance written notice, Lufkin may, by notice to the LOC Issuer as provided in such Seller’s Holdback Letter of Credit, instruct the LOC Issuer to either (i) cancel such Seller’s existing Holdback Letter of Credit and issue a new Holdback Letter of Credit with a face amount that has been reduced for such offset or (ii) amend such Seller’s existing Holdback Letter of Credit to reduce the face amount of such Holdback Letter of Credit for such offset.

(c) The responsibility for any indemnification obligation of the Sellers under Section 8.1(a) shall be apportioned among the Sellers by multiplying the amount of the Loss by the percentage membership interest set forth opposite the name of each Seller on Annex 1 hereto.

(d) Any indemnification obligation of any Seller in excess of his or its remaining Holdback Amount, or that arises from a Loss with respect to which Lufkin provides notice to such Seller subsequent to the end of the Indemnity Period, shall be satisfied by payment to Lufkin by such Seller of the amount of such excess, or the full amount of such Loss with respect to which Lufkin provides notice to such Seller subsequent to the end of the Indemnity Period, by wire transfer of immediately available funds within ten Business Days of receipt of notice from Lufkin.

(e)   Any payment to the Sellers for any indemnification obligations of Lufkin under Section 8.2 shall be apportioned among the Sellers by multiplying the amount of the aggregate Loss by the percentage membership interest set forth opposite the name of each Seller on Annex 1 hereto and shall be paid by Lufkin by wire transfer of immediately available funds within ten Business Days of receipt of notice from the Sellers.

(f) A Loss arising out of an indemnification claim by Lufkin shall be deemed to be “finally determined” when (A) in the case of a claim not involving a third party, (i) a final, nonappealable decision has been rendered by an Arbitrator in accordance with Section 9.10 or (ii) a final written settlement between the Parties involved has been reached, or (B) in the case of a third party claim, (i) the applicable Sellers have agreed in writing that they are liable for such Loss or (ii) a final judgment against Lufkin or the applicable Sellers has been entered by a court of competent jurisdiction.  Lufkin may establish a reserve for a Loss that has not been finally determined in accordance with this Section 8.4(f) only if the applicable Sellers have agreed in writing that they are liable for such Loss.

8.5 Procedure

.  Subject to the limitations set forth in Article 7 and this Article 8, all claims for indemnification under this Article 8 shall be asserted and resolved as follows:

(a) An Indemnitee shall promptly give a Party obligated to indemnify an Indemnitee hereunder (an “Indemnitor”) notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating with reasonable particularity the nature of such matter, the amount of the Loss, if known, and the method of computation thereof.  Failure to provide such notice shall not affect the right of the Indemnitee to indemnification except to the extent such failure shall have resulted in liability to the Indemnitor that could have been actually avoided had such notice been provided within such required time period or to the extent such notice shall not have been sent within the time limitations set forth in Article 7 hereof.

(b) The obligations and liabilities of an Indemnitor under this Article 8 with respect to Losses arising from claims or actions of any third party that are subject to the indemnification provided for in this Article 8 (“Claims”) shall be governed by and contingent upon the following additional terms and conditions.  If an Indemnitee shall receive notice of any Claim, the Indemnitee shall give the Indemnitor prompt notice of such Claim and the Indemnitor may, at its option, assume and control the defense of such Claim at the Indemnitor’s expense and through counsel of the Indemnitor’s choice reasonably acceptable to the Indemnitee.  In the event the Indemnitor assumes the defense against any such Claim as provided above, the Indemnitee shall have the right to participate in the defense of such asserted liability, shall cooperate with the Indemnitor in such defense and will attempt to make available on a reasonable basis to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor.  The Indemnitee shall have the right to employ separate counsel in any such action and participate in the defense thereof; provided that the fees and expenses of such separate counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnitor, (ii) the named parties to any such Claim (including any impleaded parties) include both the Indemnitee and the Indemnitor, and (iii) the Indemnitee shall have been advised by such counsel that there is one or more legal defenses available to it that are different from or additional to those available to the Indemnitor.  In any such case, the Indemnitor shall not, in connection with any one action or separate but substantially similar or related action in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to local counsel) for the Indemnitee.  In the event the Indemnitor does not elect to conduct the defense against any such Claim, the Indemnitor shall pay all reasonable costs and expenses of such defense as incurred and shall cooperate with the Indemnitee (and be entitled to participate) in such defense and attempt to make available to it on a reasonable basis all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee.  Except for the settlement of a Claim that involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Claim may be settled without the written consent of the Indemnitee, which shall not be unreasonably withheld.

8.6 Failure to Pay Indemnification

.  If and to the extent the Indemnitee shall make written demand upon the Indemnitor for indemnification for which amounts are due and payable pursuant to this Article 8 and the Indemnitor shall refuse or fail to pay in full within ten Business Days of such written demand the amounts demanded pursuant hereto and in accordance herewith, then the Indemnitee may utilize any legal or equitable remedy to collect from the Indemnitor the amount of its Losses.  Nothing contained herein is intended to limit or constrain the Indemnitee’s rights against the Indemnitor for indemnity, the remedies herein being cumulative and in addition to all other rights and remedies of the Indemnitee.

8.7 Express Negligence

.  THE INDEMNITIES SET FORTH IN THIS ARTICLE 8 ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING TEXAS’ EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

8.8 Exclusive Remedy

.  FROM AND AFTER THE CLOSING, IN THE ABSENCE OF FRAUD, INTENTIONAL MISREPRESENTATION OR GROSS MISCONDUCT, THE REMEDIES OF THE PARTIES SPECIFICALLY PROVIDED FOR BY THIS ARTICLE 8 SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES FOR ALL MATTERS COVERED BY THIS AGREEMENT; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL LIMIT A PARTY’S RIGHT TO SEEK SPECIFIC PERFORMANCE OR INJUNCTIVE RELIEF IN CONNECTION WITH ANOTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT.  IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS, DIMINUTION IN VALUE, DAMAGE TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR CONCURRENT), STRICT LIABILITY OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS SECTION 8.8 SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER THIS ARTICLE 8 FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE 8.

8.9 Tax Treatment of Indemnity Payments

.  Each Party, to the extent permitted by applicable law, agrees to treat any payments made pursuant to this Article 8 as adjustments to the consideration payable for the Interests for all federal and state income and franchise Tax purposes.

ARTICLE 9
MISCELLANEOUS

9.1 Seller Agent

.  Each of the Sellers hereby irrevocably appoints Robert Raper to be the representative (the “Seller Agent”) of the Sellers following the Closing Date in any matter arising out of this Agreement.  For any matter in which Lufkin is entitled to rely on or otherwise deal with the Sellers, Lufkin shall be entitled to communicate solely with the Seller Agent and shall be entitled to rely on any such communications as being the desire and will of the Sellers.  Notice delivered to the Seller Agent in accordance with Section 9.2 shall be deemed notice to all of the Sellers.  For purposes of this Agreement, each Seller, without any further action on its part, shall be deemed to have consented to the appointment of the Seller Agent as the attorney-in-fact for and on behalf of each such Seller, and for the taking by the Seller Agent of any and all actions and the making of any decisions required or permitted to be taken by such Seller under this Agreement.  Accordingly, the Seller Agent has unlimited authority and power to act on behalf of each Seller with respect to this Agreement and the disposition, settlement or other handling of all indemnification claims, amendments, waivers, and other rights or obligations arising from and taken pursuant to this Agreement.  The Sellers will be bound by all actions taken by the Seller Agent in connection with this Agreement, and Lufkin shall be entitled to rely on any action or decision of the Seller Agent.  The Seller Agent will not incur any liability with respect to any action taken or allowed by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except its own willful misconduct, bad faith or gross negligence.  In all questions arising under this Agreement, the Seller Agent may rely on the advice of counsel, and the Seller Agent will not be liable to the Sellers for anything done, omitted or allowed in good faith by the Seller Agent based on such advice.  Notwithstanding the foregoing, (a) the Seller Agent shall have none of the foregoing authority with respect to the indemnification obligations of any other Seller arising pursuant to Section 8.1(b) and Lufkin shall only be entitled to rely on the actions and decisions of the applicable Seller and (b) Lufkin will not incur any liability to any Seller with respect to any action taken or allowed by it in reliance upon any notice, direction, instruction, consent, statement, in each case whether written or oral, or other document provided by the Seller Agent, and no action or inaction on the part of the Seller Agent shall relieve any Seller of its obligations to Lufkin hereunder.  If Robert Raper shall become unable or unwilling to serve as Seller Agent, a majority in interest of the Sellers (based on the percentage membership interests set forth on Annex 1 hereto) shall appoint another person to serve as Seller Agent.

9.2 Notices

.  All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (a) in person, (b) by courier, (c) by overnight delivery service with proof of delivery, (d) by prepaid registered or certified first-class mail, return receipt requested or (e) by facsimile or other similar form of communication (with receipt confirmed):

If to the Sellers or the Seller Agent, to:

Robert Raper
11050 West Little York
Building P
Houston, Texas 77041
Facsimile: (281) 445-1134
Confirm: (281) 445-7676

With a copy to:

Ewing & Jones, PLLC
6363 Woodway, Suite 1000
Houston, TX 77057
Attention: Randolph Ewing
Facsimile: (713) 590-9601
Confirm: (713) 590-9610

If to Lufkin, to:

Lufkin Industries, Inc.
601 South Raguet
Lufkin, TX 75904
Attention: General Counsel
Facsimile: (936) 637-5272
Confirm: (936) 634-2211

With a copy to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: Mike O’Leary
Facsimile: (713) 238-7130
Confirm:  (713) 220-4360

or to such other address or facsimile number and to the attention of such other Person as any Party may designate by written notice given in accordance with the provisions hereof.  Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.

9.3 Specific Performance

.  It is specifically understood and agreed that any breach by the Sellers of the provisions of this Agreement is likely to result in irreparable harm to Lufkin and that an action at Law for damages alone will be an inadequate remedy for such breach.  Accordingly, in addition to any other remedy that may be available to it, in the event of breach or threatened breach by any of the Sellers of the provisions of this Agreement, including, without limitation, Section 6.2, Lufkin shall be entitled to enforce the specific performance of this Agreement by the Sellers and to seek both temporary and permanent injunctive relief (to the extent permitted by law), without the necessity of providing actual damages, and such other relief as the court may allow.

9.4 Assignment and Successors

.  Except as specifically contemplated by this Agreement, no Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, however, that Lufkin may assign its rights and obligations in this Agreement to an Affiliate of Lufkin, but Lufkin shall remain liable for its duties and obligations hereunder.  This Agreement shall inure to the benefit of, be binding upon and be enforceable by the Parties and their respective successors and assigns.

9.5 Entire Agreement; Amendment

.  This Agreement and the Annexes, Exhibits and Schedules hereto constitute the entire agreement and understanding among the Parties relating to the subject matter hereof and thereof and supersede all prior representations, endorsements, premises, agreements, memoranda communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, among the Parties relating to the subject matter hereof.  This Agreement (or any provision hereof) may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of Lufkin and the Company and by Sellers who, immediately prior to the Closing, owned at least a majority of the outstanding membership interests in the Company.

9.6 Governing Law

.  This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of Texas, without regard to choice of law rules.

9.7 Waiver

.  The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

9.8 Severability

.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.9 No Third-Party Beneficiaries

.  Any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the Parties and their respective legal representatives, successors and assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of any Party, it being the intention of the Parties that no Person shall be deemed a third-party beneficiary of this Agreement, except to the extent a third party is expressly given rights herein.

9.10 Arbitration

(a) Except for injunctive relief that a Party may seek in any court having jurisdiction, the Parties shall first make a good faith effort to resolve any and all disputes, controversies or claims (legal, equitable, tort, or statutory) between any of the Parties that arise out of or relate to this Agreement or the other agreements contemplated hereby (collectively, “Disputes”).  If the Parties, having negotiated in good faith for 30 days, shall be unable to resolve a Dispute, the Parties shall next submit the Dispute to nonbinding mediation.  If the Parties are unable to resolve the Dispute in mediation, then the Parties shall resolve the Dispute through binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with, to the extent permitted by applicable law, the following, which shall have controlling priority in the order listed:  (i) the arbitration provisions in this Agreement, (ii) the AAA Commercial Arbitration Rules (“AAA Rules”), (iii) the Federal Arbitration Act (Title 9 of the United States Code); and (iv) to the extent (i), (ii) or (iii) are inapplicable, unenforceable or invalid, the laws of the State of Texas.

(b) Commencement of Arbitration.  An arbitration proceeding is commenced by one Party serving a notice (an “Arbitration Notice”) on another Party (with a copy to the AAA in accordance with the AAA Rules) in accordance with the notice provisions set forth in Section 9.2.  The Arbitration Notice shall contain a reasonably detailed description of the Dispute and the remedy sought.

(c) Selection of Arbitrator.  The arbitration shall be conducted by one (1) neutral arbitrator whom the arbitration parties will choose, via the “alternate strike” process set forth below, from an initial list the AAA provides of eleven (11) persons whom the AAA deems meet the criteria of being a practicing attorney with experience in the area of mergers and acquisitions of domestic oilfield services companies (the “Arbitrator List”).  By 5:00 p.m. Houston, Texas time on the fifth Business Day after receipt of the Arbitrator List from the AAA, the responding party shall strike one arbitrator by faxed letter or email to the claiming party in accordance with the notice provisions set forth in Section 9.2.  By 5:00 p.m. Houston, Texas time the following Business Day, the claiming party shall strike one arbitrator by faxed letter or email to the responding party in accordance with the notice provisions set forth in Section 9.2.  Thereafter, the arbitration parties shall continue alternating in striking one arbitrator from the Arbitrator List each Business Day by 5:00 p.m. Houston, Texas time until one person remains on the list, who will be the arbitration parties’ chosen arbitrator for the arbitration (the “Arbitrator”).  If an arbitration party fails to communicate a strike in a timely fashion, that strike shall be forfeited and it shall be made by the other arbitration party by its making two strikes by its deadline for its next strike.  If the arbitrator selected by this process cannot serve for any reason, then within five Business Days of being notified the selected arbitrator cannot serve, the arbitration parties will attempt to agree on an alternative method for selecting an arbitrator.  If no agreement is reached within such five Business Days, the arbitration parties will request the AAA to issue a new list of eleven (11) arbitrators and the striking process set forth herein will be repeated to select the Arbitrator.

(d) Governing Law And Rules.  The Arbitrator is empowered to resolve Disputes by summary rulings in accordance with the standards followed by Texas courts for motions to dismiss or summary judgments.  Except for claims brought under federal law, in which event federal laws and federal common laws and statute of limitations shall govern, all Disputes shall be governed by, and the Arbitrator shall resolve all Disputes in accordance with, the internal laws of the State of Texas (including the statutes of limitations governing under Texas laws), without regard to choice of law rules.  The Arbitrator may grant any remedy or relief available under the applicable law that the Arbitrator deems just and equitable or that the Arbitrator deems necessary to make effective the award, provided that in no event may the Arbitrator award special, incidental, consequential, punitive or exemplary damages, and the Parties agree that they waive their right to all special, incidental, consequential, punitive or exemplary damages that may arise from circumstances giving rise to a Dispute.  The Arbitrator shall award pre- and post-decision interest on all amounts awarded in accordance with pre- and post-judgment interest rules and statutes of the State of Texas.

(e) Discovery.  After appointment of the Arbitrator, the arbitration parties may conduct discovery, including taking of depositions and requesting production of documents, that is directly relevant to the Dispute.  The Arbitrator and AAA are empowered to enforce this discovery provision and impose sanctions for or provide protection against discovery abuses as the Arbitrator or AAA deem just and necessary.

(f) Commencement of Hearing.  To the maximum extent possible, the arbitration parties, the AAA and the Arbitrator shall take all action necessary to require that an arbitration proceeding and hearing be concluded within 180 days of the Arbitration Notice being filed with the AAA.

(g) Venue.  Unless the arbitration parties agree in writing otherwise, arbitration of Disputes shall be conducted in Houston, Harris County, Texas.

(h) Decision.  The Arbitrator shall have thirty days from the conclusion of the hearing or any post-hearing motions in which to render a decision.  Unless the arbitration parties agree in writing or on the record otherwise, the decision shall be a written opinion and shall be in the form of a findings of fact and conclusions of law setting forth the bases for the opinion reached.

(i) Fees and Costs.  The arbitration parties shall initially each pay 50% of the costs of the arbitration proceedings;  provided, however, that the Arbitrator shall award the substantially prevailing arbitration party the reasonable and necessary attorneys’ fees and expenses the substantially prevailing arbitration party incurred in connection with resolving the Dispute, and the Arbitrator shall assess all arbitration costs, including the Arbitrator’s fees and costs, against the arbitration party not substantially prevailing.  If the Arbitrator deems that neither arbitration party substantially prevailed on the Disputes submitted, the Arbitrator may decide that each arbitration party shall bear its own attorneys’ fees and costs and that each arbitration party shall pay equally the arbitration expenses and the Arbitrator’s fees and expenses.

(j) Finality.  All decisions by the Arbitrator or AAA shall be binding on the arbitration parties and shall not be subject to review or appeal.  All Disputes decided shall have res judicata or collateral estoppel effect in accordance with governing law.

(k) Survival.  The arbitration provisions in this Section 9.10 shall survive any termination, amendment or expiration of this Agreement and they shall be effective and binding upon a Party and its successors and assigns notwithstanding a bankruptcy filing.

(l) Confidentiality.  Each Party agrees that all Disputes and all matters conducted, decided or settled in connection with arbitrating a Dispute, including discovery and the arbitration hearing, shall be kept strictly confidential, except to the extent applicable law, a Party’s legal obligations or a Party’s legal position asserted in such arbitration requires disclosure of such information.

9.11 Counterparts

.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, whether such delivery is by physical delivery or by means of a facsimile or portable document format (pdf) transmission, it being understood that all Parties need no sign the same counterpart.

[Signature page follows]

 IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

LUFKIN:

LUFKIN INDUSTRIES, INC.

By:   /s/ Christopher L. Boone
Name:  Christopher L. Boone
Title: Vice President, Treasurer and Chief Financial Officer

COMPANY:

INTERNATIONAL LIFT SYSTEMS, L.L.C.

By:    /s/ Robert Kelly Raper
Name:  Robert Kelly Raper
Title:  President

SELLERS:

WAYNE WHITMAN

  /s/ Wayne Whitman

Spouse Acknowledgement

I, the spouse of Wayne Whitman, have read and hereby approve the foregoing Agreement. In consideration of Lufkin granting my spouse the consideration set forth in the Agreement on the terms set forth in the Agreement, I hereby agree to be bound irrevocably by the Agreement and further agree that any community property or similar interest that I may have in my husband’s Interests shall hereby be similarly bound.  I hereby appoint my spouse as my attorney-in-fact with respect to any amendment of or exercise of any right under the Agreement.

  /s/ Diane Whitman
Name:  Diane Whitman

DIANE WHITMAN

  /s/ Diane Whitman

Spouse Acknowledgement

I, the spouse of Diane Whitman, have read and hereby approve the foregoing Agreement. In consideration of Lufkin granting my spouse the consideration set forth in the Agreement on the terms set forth in the Agreement, I hereby agree to be bound irrevocably by the Agreement and further agree that any community property or similar interest that I may have in my wife’s Interests shall hereby be similarly bound.  I hereby appoint my spouse as my attorney-in-fact with respect to any amendment of or exercise of any right under the Agreement.

  /s/ Wayne Whitman
Name:  Wayne Whitman

DYW 2007 GRANTOR RETAINED ANNUITY TRUST

By:  Wayne Whitman, Trustee

  /s/ Wayne Whitman

WPW 2007 GRANTOR RETAINED ANNUITY TRUST

By:  Diane Whitman, Trustee

  /s/ Diane Whitman

CHRIS ABIDE

  /s/ Chris Abide

Spouse Acknowledgement

I, the spouse of Chris Abide, have read and hereby approve the foregoing Agreement. In consideration of Lufkin granting my spouse the consideration set forth in the Agreement on the terms set forth in the Agreement, I hereby agree to be bound irrevocably by the Agreement and further agree that any community property or similar interest that I may have in my husband’s Interests shall hereby be similarly bound.  I hereby appoint my spouse as my attorney-in-fact with respect to any amendment of or exercise of any right under the Agreement.

  /s/ Bonne R. Abide
Name:  Bonnie R. Abide

LARRY RAINIER

  /s/ Larry Rainier

Spouse Acknowledgement

I, the spouse of Larry Rainier, have read and hereby approve the foregoing Agreement. In consideration of Lufkin granting my spouse the consideration set forth in the Agreement on the terms set forth in the Agreement, I hereby agree to be bound irrevocably by the Agreement and further agree that any community property or similar interest that I may have in my husband’s Interests shall hereby be similarly bound.  I hereby appoint my spouse as my attorney-in-fact with respect to any amendment of or exercise of any right under the Agreement.

  /s/ Anne C. Rainier
Name:  Anne C. Rainier

ROBERT RAPER

  /s/ Robert Kelly Raper

Spouse Acknowledgement

I, the spouse of Robert Raper, have read and hereby approve the foregoing Agreement. In consideration of Lufkin granting my spouse the consideration set forth in the Agreement on the terms set forth in the Agreement, I hereby agree to be bound irrevocably by the Agreement and further agree that any community property or similar interest that I may have in my husband’s Interests shall hereby be similarly bound.  I hereby appoint my spouse as my attorney-in-fact with respect to any amendment of or exercise of any right under the Agreement.

  /s/ Janet Raper
Name:  Janet Raper

DANIEL FISHER

  /s/ Daniel Fisher

Spouse Acknowledgement

I, the spouse of Daniel Fisher, have read and hereby approve the foregoing Agreement. In consideration of Lufkin granting my spouse the consideration set forth in the Agreement on the terms set forth in the Agreement, I hereby agree to be bound irrevocably by the Agreement and further agree that any community property or similar interest that I may have in my husband’s Interests shall hereby be similarly bound.  I hereby appoint my spouse as my attorney-in-fact with respect to any amendment of or exercise of any right under the Agreement.

  /s/ Alana L. Fisher
Name:  Alana L. Fisher

RICKEY SEAGRAVES

  /s/ Rickey Seagraves

Spouse Acknowledgement

I, the spouse of Rickey Seagraves, have read and hereby approve the foregoing Agreement. In consideration of Lufkin granting my spouse the consideration set forth in the Agreement on the terms set forth in the Agreement, I hereby agree to be bound irrevocably by the Agreement and further agree that any community property or similar interest that I may have in my husband’s Interests shall hereby be similarly bound.  I hereby appoint my spouse as my attorney-in-fact with respect to any amendment of or exercise of any right under the Agreement.

  /s/ Tracey D. Seagraves
Name:  Tracey D. Seagraves

JIMMY BROUSSARD

  /s/ Jimmy Broussard

Spouse Acknowledgement

I, the spouse of Jimmy Broussard, have read and hereby approve the foregoing Agreement. In consideration of Lufkin granting my spouse the consideration set forth in the Agreement on the terms set forth in the Agreement, I hereby agree to be bound irrevocably by the Agreement and further agree that any community property or similar interest that I may have in my husband’s Interests shall hereby be similarly bound.  I hereby appoint my spouse as my attorney-in-fact with respect to any amendment of or exercise of any right under the Agreement.

  /s/ Peggy B. Broussard
Name:  Peggy B. Broussard

BRENT HEFNER

  /s/ Brent Hefner

Spouse Acknowledgement

I, the spouse of Brent Hefner, have read and hereby approve the foregoing Agreement. In consideration of Lufkin granting my spouse the consideration set forth in the Agreement on the terms set forth in the Agreement, I hereby agree to be bound irrevocably by the Agreement and further agree that any community property or similar interest that I may have in my husband’s Interests shall hereby be similarly bound.  I hereby appoint my spouse as my attorney-in-fact with respect to any amendment of or exercise of any right under the Agreement.

  /s/ Brenda Sue Hefner
Name:  Brenda Sue Hefner

WAYNE VONFELDT

  /s/ Wayne Vonfeldt

Spouse Acknowledgement

I, the spouse of Wayne Vonfeldt, have read and hereby approve the foregoing Agreement. In consideration of Lufkin granting my spouse the consideration set forth in the Agreement on the terms set forth in the Agreement, I hereby agree to be bound irrevocably by the Agreement and further agree that any community property or similar interest that I may have in my husband’s Interests shall hereby be similarly bound.  I hereby appoint my spouse as my attorney-in-fact with respect to any amendment of or exercise of any right under the Agreement.

  /s/ Sharon K. Vonfeldt
Name:  Sharon K. Vonfeldt